BRIDGE CREDIT AGREEMENT
dated as of
September 30, 2008
among
TECK COMINCO LIMITED
as Borrower
and
THE LENDERS FROM TIME TO TIME PARTIES HERETO
as Lenders
and
JPMORGAN CHASE BANK, N.A.
as Administrative Agent
and
CITIGROUP GLOBAL MARKETS INC.; MERRILL, LYNCH, PIERCE, FENNER &
SMITH INCORPORATED; BMO CAPITAL MARKETS; CIBC WORLD MARKETS
AND RBC CAPITAL MARKETS
as Co-Syndication Agents

J.P. Morgan Securities Inc.; Citigroup Global Markets Inc.; Merrill, Lynch, Pierce, Fenner
& Smith Incorporated; BMO Capital Markets; CIBC World Markets and RBC Capital
Markets
As Co- Lead Arrangers and Joint Bookrunners

BRIDGE CREDIT AGREEMENT
          THIS BRIDGE CREDIT AGREEMENT is dated as of September 30, 2008 and is entered into among Teck Cominco Limited, as Borrower, the Lenders from time to time parties hereto, as Lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent.
          The parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “ABR Borrowing” means a Borrowing comprised of one or more ABR Loans.
     “ABR Loan” means a Loan denominated in U.S. Dollars which bears interest at a rate based upon the Alternate Base Rate.
     “Acquired Assets” means the limited partnership units of Fording LP, the shares of Fording (GP) ULC and the Purchased Royalty.
     “Acquisition” means the acquisition, directly or indirectly, by the Borrower from the Seller of the Acquired Assets.
     “Adjusted LIBO Rate” means, with respect to any LIBO Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
     “Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, or any successor Administrative Agent appointed pursuant to Section 8.9.
     “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with, such Person.
     “Alternate Base Rate” means, on any day, the greater of (i) the U.S. Prime Rate in effect on such day, and (ii) one-half of one per cent (1/2%) plus the Federal Funds Effective Rate in effect for such day (rounded upwards, if necessary, to the nearest 1/16th of 1%). For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Federal Funds Effective Rate or the U.S. Prime Rate shall be effective as of the opening of business on the effective date of such change in the Federal Funds Effective Rate or the U.S. Prime Rate, as the

case may be. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive and binding, absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including but not limited to the inability of the Administrative Agent to obtain sufficient bids or publications in accordance with the terms hereof, the Alternate Base Rate shall be the U.S. Prime Rate until the circumstances giving rise to such inability no longer exist.
     “Applicable Margin” means, with respect to any Loan, the applicable rate per annum, expressed as a percentage, set forth in the relevant column and row of the relevant table below, based on the ratings by Moody’s and S&P applicable on such date for the Rated Debt:

		ABR
		Loans/U.S.
	Ratings by	Base Rate	LIBO
	S&P/Moody’s	Loans	Loans
I	A-/A3	0%	1.00%
II	BBB+/Baa1	0.25%	1.25%
III	BBB/Baa2	0.50%	1.50%
IV	BBB-/ Baa3	1.00%	2.00%
V	BB+/Ba1 or lower	1.50%	2.50%
For purposes of the foregoing, (i) if either Moody’s or S&P is still in the business of providing ratings generally but does not have in effect a rating for the Rated Debt (other than by reason of the circumstances referred to in the third last sentence of this definition), then such rating agency shall be deemed to have established a rating of Ba1 (in the case of Moody’s) or BB+ (in the case of S&P); (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Rated Debt shall fall within different categories, the Applicable Margin shall be based on the higher of the two ratings unless one of the two ratings is two or more categories lower than the other, in which case the Applicable Margin shall be determined by reference to the category which is immediately below the higher of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Rated Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agencies shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.
     “Applicable Percentage” means with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If any Commitments have terminated or expired, the Applicable Percentages in respect of the terminated or expired Commitments shall be determined based upon the relevant Commitments most recently in effect (i.e., prior to their termination or expiry), giving effect to any assignments.
     “Approved Fund” means, with respect to any Lender that is a fund, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
     “Arrangement Agreement” means the Arrangement Agreement dated July 29, 2008 between the Borrower and the Seller, as amended by an amending agreement dated September 6, 2008 between the Borrower and the Seller.
     “Asset Disposition” means, with respect to any Person, the sale, transfer, assignment or other disposition of, or the expropriation, condemnation, destruction or other loss of, all or any portion of its business, assets, rights, revenues or property outside of the ordinary course of business, whether real, personal or mixed, tangible or intangible, and whether in one transaction or a series of transactions.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
     “Attributable Indebtedness” means, as to any particular lease under which any Person is at the time liable as lessee, and at any date as of which the amount thereof is to be determined, the total net amount of rent (discounted from the respective due dates thereof to such date at a rate per annum equivalent to the rate inherent in such lease, as determined in good faith by the Borrower, compounded semi-annually) and required to be paid by the lessee during the remaining term thereof (including any period for which such lease has been extended or may at the option of the lessor, be extended), excluding amounts required to be paid on account of operating costs, maintenance and repairs, insurance, taxes, assessments, water and other utility rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such rent shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. In the case of any lease under which the amount of rent is indeterminate (e.g., where rent is based on sales or profits), the annual net amount of rent required to be paid shall be the net amount of rent required to be paid during the preceding fiscal year. Notwithstanding the foregoing, where the Borrower, the Guarantor or any Other Restricted Subsidiary is the lessee in any Sale and Leaseback Transaction, Attributable Indebtedness shall not include any

Indebtedness resulting from any Guarantee by the Borrower, the Guarantor or any Other Restricted Subsidiary of the lessee’s obligations thereunder.
     “Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Authority having jurisdiction over such Person, whether or not having the force of Law.
     “Borrower” means Teck Cominco Limited, a Canada Business Corporations Act corporation, and its successors and permitted assigns.
     “Borrowing” means any availment of the Commitments, and includes a rollover or conversion of any outstanding Loan.
     “Borrowing Request” means a request by the Borrower for a Borrowing pursuant to Section 2.3 in the form of Exhibit B.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario, Calgary, Alberta, Vancouver, British Columbia, New York, New York or London, England are authorized or required by applicable law to remain closed.
     “Canadian Dollars” and “Cdn.$” refer to lawful money of Canada.
     “Change in Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons acting jointly or otherwise in concert, other than any of, or any group of, the Permitted Holders, of Equity Securities representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Securities of the Borrower.
     “Change in Law” means (i) the adoption of any new Law after the date of this Agreement, (ii) any change in any existing Law or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “Co-Arrangers” means J.P. Morgan Securities Inc.; Citigroup Global Markets Inc.; Merrill, Lynch, Pierce, Fenner & Smith Incorporated; BMO Capital Markets; CIBC World Markets; and RBC Capital Markets, in their capacities as Co-Arrangers and Joint Bookrunners for the Credit.
     “Code” means the Internal Revenue Code of 1986 (United States of America), as amended from time to time.
     “Commitment” means, with respect to each Lender, the commitment(s) of such Lender to make Loans hereunder, as such commitments may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4. The Commitments are comprised of the Tranche A Commitments and the Tranche B Commitments. The initial amount(s) of each Lender’s Commitment(s) (and whether such Commitment is a Tranche A Commitment or a Tranche B Commitment, and the amount thereof) are set forth on Schedule A, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment(s), as applicable. The initial aggregate amount of the Commitments is U.S.$5,810,000,000, as such amount may be reduced in accordance with the terms hereof, the initial amount of the Tranche A Commitments is U.S.$595,812,558.06 and the initial amount of the Tranche B Commitments is U.S.$5,214,187,441.94.
     “Commodity Swap Agreement” means any contract for sale for future delivery of commodities (whether or not the subject commodities are to be delivered, and whether a “put” or a “call”), hedging contract, forward contract, swap agreement, futures contract, option contract, cap or collar agreement or other commodity pricing protection agreement or option with respect to any such transaction (or any combination of the foregoing, or any derivative thereof), designed to hedge against fluctuations in prices of the subject commodities.
     “Confirmation of Satisfaction of Pre-Closing Conditions” has the meaning given in Section 4.2(a).
     “Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any portion thereof constituting Indebtedness having a maturity of less than 12 months but which is renewable or extendable beyond 12 months at the option of the Borrower), and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent audited consolidated balance sheet of the Borrower computed in accordance with GAAP.
     “Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Facility” means the U.S.$5,810,000,000 bridge loan credit facility established pursuant to the Commitments of the Lenders, as such amount may be reduced in accordance with the terms hereof.
     “Credit Party” means the Borrower, the Guarantor and any other Person which is a party to a Financing Document (other than the Administrative Agent, the Co-Syndication Agents, the Co-Lead Arrangers and Joint Bookrunners and the Lenders and their respective successors and assigns).
     “Debt Restricted Parties” means Teck Cominco American Incorporated, Teck Cominco Alaska Incorporated, Cominco Mining Partnership, Cominco Nova Scotia Company, Cominco Hungary Services Kft, TCAI Incorporated and TCL U.S. Holdings Ltd.; for greater certainty, although Cominco Mining Partnership is a Debt Restricted Party, Teck Cominco Metals Ltd. (a

general partner of Cominco Mining Partnership) is deemed not to be a Debt Restricted Party as long as it is a Guarantor.
     “Default” means any event or condition which constitutes an Event of Default or which, upon notice, lapse of time or both, would, unless cured or waived, become an Event of Default.
     “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule B.
     “Effective Date” means the date on which all of the Effective Date Conditions are satisfied or waived in accordance with Section 9.2.
     “Effective Date Conditions” means those conditions set out in Sections 4.1(e) and 4.1(s).
     “Environmental Laws” means all federal, provincial, local or foreign laws, rules, regulations, codes, ordinances, orders, decrees, judgements, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, release, threatened release or disposal of any Hazardous Material, or to health and safety matters.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Securities” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and non-voting) thereof, in such Person’s capital, whether outstanding on the date hereof or issued after the date hereof, including any interest in a partnership, limited partnership or other similar Person and any beneficial interest in a trust, and any and all rights, warrants, options or other rights exchangeable for or convertible into any of the foregoing.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-

day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Event of Default” has the meaning specified in Section 7.1.
     “Exchange Rate Swap Agreement” means any contract for sale, purchase, or exchange or for future delivery of foreign currency (whether or not the subject currency is to be delivered or exchanged), hedging contract, forward contract, swap agreement, futures contract, or other foreign exchange protection agreement or option with respect to any such transaction (or any combination of the foregoing or any derivative thereof), designed to hedge against fluctuations in foreign exchange rates.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, income or franchise Taxes imposed on (or measured by) its taxable income or capital Taxes imposed on (or measured by) its taxable capital, in each case by Canada, or by the jurisdiction under the Laws of which such recipient is organized or in which its principal office is located.
     “Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans.
     “Federal Funds Effective Rate” means, for any day, the per annum rate equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System of the United States of America arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank in New York City, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by JPMorgan Chase Bank from three Federal funds brokers of recognized standing selected by it.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

     “Fee Letter” means the letter dated as of July 28, 2008 among the Administrative Agent, J.P. Morgan Securities Inc. and the Borrower relating to the payment of certain fees.
     “Financial Officer” means the chief financial officer, principal accounting officer or treasurer of the Borrower.
     “Financing Documents” means this Agreement, the Subsidiary Guarantee, the Borrowing Requests and the Fee Letter, together with any other document, instrument or agreement (other than participation, agency or similar agreements among the Lenders or between any Lender and any other bank or creditor with respect to any indebtedness or obligations of the Borrower or any Subsidiary (as applicable) hereunder or thereunder) now or hereafter entered into in connection with this Agreement, as such documents, instruments or agreements may be amended, modified or supplemented from time to time.
     “Fiscal Quarter” means any fiscal quarter of the Borrower.
     “Fiscal Year” means any fiscal year of the Borrower.
     “Fording LP” means Fording Limited Partnership, an Alberta limited partnership.
     “GAAP” means, in relation to any Person at any time, (a) until such time as such Person adopts the International Financial Reporting Standards, accounting principles generally accepted in Canada as recommended in the Handbook of the Canadian Institute of Chartered Accountants or its successor, applied on a basis consistent with the most recent audited financial statements of such Person (except for changes approved by the auditors of such Person), and (b) after such time as such Person adopts the International Financial Reporting Standards, such International Financial Reporting Standards.
     “Governmental Authority” means the Government of Canada, any other nation or any political subdivision thereof, whether provincial, state, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank, fiscal or monetary authority or other authority regulating financial institutions, and any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the Bank Committee on Banking Regulation and Supervisory Practices of the Bank of International Settlements.
     “Guarantee” of or by any Person means all guarantees and indemnities in respect of the repayment of Indebtedness or Indebtedness for Borrowed Money (as the context requires) owing by any Person and obligations under any contract which, in economic effect, is substantially equivalent to any of the foregoing.
     “Guarantor” means any Material Subsidiary which has executed and delivered to the Administrative Agent, for the benefit of the Lenders, a Subsidiary Guarantee. As of the Effective Date, the only Guarantor will be Teck Cominco Metals Ltd., a Canada Business Corporations Act corporation and a wholly-owned subsidiary of the Borrower.

     “Hazardous Materials” means any substance, product, liquid, waste, pollutant, chemical, contaminant, insecticide, pesticide, gaseous or solid matter, organic or inorganic matter, fuel, micro-organism, ray, odour, radiation, energy, vector, plasma, constituent or material which (a) is or becomes listed, regulated or addressed under any Environmental Law, or (b) is, or is deemed to be, alone or in any combination, hazardous, hazardous waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under any Environmental Law, including, asbestos, petroleum and polychlorinated biphenyls, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Hedging Agreement” means (i) any Commodity Swap Agreement, (ii) any Interest Rate Swap Agreement, or (iii) any Exchange Rate Swap Agreement.
     “Hedging Obligations” means any indebtedness, liabilities and obligations (including all contingent obligations) of the Borrower or any Subsidiary of the Borrower under a Hedging Agreement.
     “Income Tax Act” means the Income Tax Act (Canada), as amended from time to time.
     “Indebtedness” of any Person means, without duplication, the total of:
(i)	all interest bearing debts, liabilities and obligations, including obligations under any contract which in economic effect are substantially equivalent to any of the foregoing, but excluding (a) Hedging Obligations entered into in the ordinary course of business, (b) all accounts payable, (c) all accrued liabilities, (d) all reserves for deferred income taxes and other reserves to the extent that they do not constitute an obligation, and (e) all letters of credit;

(ii)	the face amount of all bills of exchange drawn by such Person and presented to and accepted by a financial institution;

(iii)	the capitalized amount of all obligations under a lease classified as a capital lease in accordance with GAAP;

(iv)	the cash amount required to redeem the preferred shares issued by any Person if the redemption right can be exercised by the holder of such shares;

(v)	the amount owing in respect of any “gold loan”, such amount being determined by multiplying the number of ounces of any gold loaned by the closing price of an ounce of gold on the London Metal Exchange on the date of determination or, if such date is not a Business Day, the immediately preceding Business Day; and

(vi)	any Guarantee of any of the foregoing.
     “Indebtedness for Borrowed Money” means all obligations for borrowed money represented by notes, bonds, debentures or similar evidences of indebtedness, and includes any Guarantee of any of the foregoing.

     “Indemnified Taxes” means all Taxes other than Excluded Taxes.
     “Indemnitee” has the meaning specified in Section 9.3(b).
     “Interest Payment Date” means, (a) in the case of any Loan other than a LIBO Loan, each Quarterly Date, and (b) in the case of a LIBO Loan, the last day of each Interest Period relating to such LIBO Loan, provided that if an Interest Period for any LIBO Loan is of a duration exceeding 90 days, then “Interest Payment Date” shall also include each date which occurs at each 90-day interval during such Interest Period.
     “Interest Period” means with respect to a LIBO Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is 30, 60, 90 or, with the consent of all Lenders, 180 days thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the immediately succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a LIBO Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond any date that any principal payment or prepayment is scheduled to be due unless the aggregate principal amount of all ABR Borrowings, U.S. Base Rate Borrowings, plus all LIBO Borrowings which have Interest Periods which will expire on or before such date, less the aggregate amount of any other principal payments or prepayments due during such Interest Period, is equal to or in excess of the amount of such principal payment or prepayment, and (iv) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a converted or continued Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Interest Rate Swap Agreement” means any rate swap, rate cap, rate floor, rate collar, forward rate agreement, futures or other rate protection agreement or option with respect to any such transaction (or any combination of the foregoing, or any derivative thereof), designed to hedge against fluctuations in interest rates.
     “Laws” means all federal, provincial, municipal, foreign and international statutes, acts, codes, ordinances, decrees, treaties, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards or any provisions of the foregoing, including general principles of common and civil law and equity, and all policies, practices and guidelines of any Governmental Authority binding on or affecting the Person referred to in the context in which such word is used (including, in the case of tax matters, any accepted practice or application or official interpretation of any relevant taxation authority); and “Law” means any one or more of the foregoing.
     “Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender, or (ii) any Person that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender, and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
     “Lenders” means the Persons listed as lenders on Schedule A and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.
     “LIBO Borrowing” means a Borrowing comprised of one or more LIBO Loans.
     “LIBO Loan” means a Loan denominated in U.S. Dollars which bears interest at a rate based upon the Adjusted LIBO Rate.
     “LIBO Rate” means, with respect to any LIBO Borrowing for any Interest Period, the rate for U.S. Dollar borrowings appearing on Page 3750 of the Reuters Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for U.S. dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such LIBO Borrowing for such Interest Period shall be the average of the rates at which dollar deposits of U.S.$5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of JPMorgan Chase Bank, N.A. in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
     “Lien” means any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest of any kind securing any Indebtedness for Borrowed Money.
     “Loan” means any loan made by the Lenders to the Borrower pursuant to this Agreement.
     “Major Default” means, with respect to the Borrower and any of its Subsidiaries, an Event of Default arising under any of Sections 7.1(a), 7.1(b), 7.1(c) (but only with respect to a Major Representation), 7.1(d) (but only with respect to a failure to comply with Section 5.17), 7.1(e) (but only with respect to a failure to comply with any of Sections 5.15 or 5.16), 7.1(h), 7.1(i) or 7.1(j).
     “Major Representation” means each of the representations and warranties set out in Sections 3.1, 3.2, 3.3, 3.6, 3.14, 3.18 and 3.20(a).
     “Material Adverse Effect” means a material adverse effect, taking into account all facts and circumstances, on the business, properties, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries (including, for greater certainty, the Acquired Assets) taken as a whole, which has had or could reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its obligations under the Financing Documents.
     “Material Contract” means any contract, licence or agreement (i) to which the Borrower or any Material Subsidiary is a party, (ii) which is material to, or necessary in, the operation of the business of the Borrower or any Material Subsidiary, and (iii) which the Borrower or any Material Subsidiary cannot promptly replace by an alternative and comparable contract with comparable commercial terms.
     “Material Indebtedness” means (i) Indebtedness for Borrowed Money (other than the Loans) of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount equal to or exceeding Cdn.$100,000,000 (or its equivalent if denominated in any other currency), and (ii) Hedging Obligations of any one or more of the Borrower and the Subsidiaries if the net marked-to-market exposure of the Borrower or the applicable Subsidiary under the Hedging Agreement pursuant to which such Hedging Obligations arise is in an aggregate amount equal to or exceeding Cdn.$100,000,000 (or its equivalent if denominated in any other currency).
     “Material Subsidiary” means (a) a Subsidiary whose total assets (consolidated in the case of a corporation which itself has subsidiaries) or gross revenues (consolidated in the case of a corporation which itself has subsidiaries) represent not less than 10% of the consolidated total assets or, as the case may be, consolidated gross revenues of the Borrower, in each case net of minority interests, and (b) any Subsidiary not included in paragraph (a) of this definition which the Borrower designates, by written notice to the Administrative Agent, to be a Material Subsidiary. The Borrower may revoke any Material Subsidiary designation made by the Borrower pursuant to paragraph (b) of this definition, by written notice to the Administrative Agent, provided that no Default or Event of Default (i) has occurred and is continuing at the time of such revocation of such designation, other than a Default or Event of Default that would cease to exist as a result of such revocation, or (ii) would result from such revocation of such designation.
     “Maturity Date” means [___], 2009.1
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” means a multiemployer plan as defined in Section 400 1(a)(3) of ERISA.
     “Net Proceeds” means, (i) with respect to any Asset Disposition, the gross amount of cash proceeds received by the Borrower or any of its Subsidiaries from such Asset Disposition, including proceeds of any insurance policies received by the Borrower or any of its Subsidiaries in connection with such Asset Disposition (other than business interruption insurance) (except to the extent that such insurance proceeds are used by the Borrower or its Subsidiaries to repair or replace the assets or property the destruction or loss of which gave rise to such insurance proceeds), and amounts received by the Borrower or any of its Subsidiaries pursuant to any

[1]	The Maturity Date will be the date that is 364 days after the Effective Date (or, if such date is not a Business Day, the next Business Day thereafter).

expropriation proceeding or condemnation proceeding in connection with such Asset Disposition, provided that with respect to any Subsidiary which is not wholly-owned, directly or indirectly, by the Borrower, the gross amount of the cash proceeds or the amounts so received shall be the Borrower’s pro rata share of such proceeds or amounts based on its ownership percentage, direct or indirect, of such non-wholly-owned Subsidiary; minus, in each case, the sum of (a) the amount, if any, of all Taxes paid or payable by the Borrower or any of its Subsidiaries directly resulting from such Asset Disposition or from the distribution of such proceeds by a Subsidiary to the Borrower (including the amount, if any, estimated by the Borrower in good faith at the time of such Asset Disposition for Taxes payable by the Borrower or any of its Subsidiaries on or measured by net income or gain resulting from such Asset Disposition, taking into account any Tax losses or credits available or to be available to the Borrower or any of its Subsidiaries at the time such Taxes are payable that are not used to offset other income or gains), (b) the reasonable out of pocket costs and expenses incurred by the Borrower or any of its Subsidiaries in connection with such Asset Disposition (including reasonable brokerage fees paid to a Person other than an Affiliate of the Borrower or any of its Subsidiaries, but excluding any fees or expenses paid to an Affiliate of the Borrower or any of its Subsidiaries), (c) any reserves established in accordance with GAAP in connection with such Asset Disposition, (d) any other Indebtedness which, pursuant to any agreement in existence prior to the Effective Date, is required to be repaid (and which is repaid) as a direct result of the Asset Disposition, and (e) with respect to any such Net Proceeds under any insurance policy (other than business interruption insurance), the net amount equal to the aggregate amount received in cash in connection with such receipt of insurance proceeds, less the reasonable fees (including without limitation reasonable legal fees), costs, deductibles and other out-of-pocket expenses (as evidenced by supporting documentation provided to the Administrative Agent upon request) incurred, paid for or payable by the Borrower or any Subsidiary in connection with the claim under the insurance policy giving rise to such proceeds, and (ii) with respect to the incurrence of New Indebtedness for Borrowed Money or the issuance Equity Securities, in either case whether private or public, by the Borrower or any Subsidiary, the net amount equal to the aggregate amount received in cash (including any cash received by way of deferred advance or instalment but only as and when such cash is so received) in connection with such incurrence or issuance, less the reasonable fees (including without limitation, reasonable legal fees, investment banking fees, accounting fees, consulting fees and placement fees), commissions, printing costs and other out-of-pocket expenses (as evidenced by supporting documentation provided to the Administrative Agent upon request) incurred, paid or payable for by the Borrower or any Subsidiary in connection with such incurrence or issuance.
     “New Indebtedness for Borrowed Money” means any Indebtedness for Borrowed Money incurred by the Borrower or any of its Subsidiaries on or after July 28, 2008, pursuant to arrangements not in existence on July 28, 2008, whether incurred in the debt capital markets, the commercial bank market or otherwise, other than (a) the issuance of commercial paper or other short-term debt programs, and (b) any working capital facility.
     “Other Restricted Subsidiary” means any Restricted Subsidiary that is not a Guarantor.
     “Payment Office” shall mean the Administrative Agent’s office located at 1111 Fannin Street, Floor 10, Houston, Texas, 77002), Attention: Administrative Officer (or such other office or individual as the Administrative Agent may hereafter designate in writing to the other parties hereto); provided that, solely with respect to the Tranche B Commitments, “Payment Office” shall mean the Toronto branch of the Administrative Agent office located at Suite 1800, South Tower, Royal Bank Plaza, Toronto, Ontario, Attention: Administrative Officer (or such other office or individual as the Administrative Agent may hereafter designate in writing to the other parties hereto).
     “Permitted Holders” means (a) any lineal descendent of Dr. Norman B. Keevil Sr. (treating for this purpose, any legally adopted descendant as a lineal descendant); (b) the spouse of any Person listed in clause (a); (c) the estate trustee or administrator of any Person listed in clauses (a) and (b); (d) any trust (whether testamentary or inter vivos) primarily for the lineal descendants of Dr. Norman B. Keevil Sr. or spouses of such lineal descendants; (e) Sumitomo Metal Mining Co., Ltd. or its subsidiaries; and (f) any and all corporations or other entities which are directly or indirectly Controlled by any one or more of the foregoing.
     “Permitted Liens” means the Liens permitted by Sections 6.2 and 6.3, Liens listed in Schedule F and other Liens and minor irregularities in title which do not materially interfere with the occupation, use and enjoyment by the Borrower or any Restricted Subsidiary of any of their respective properties in the normal course of business or materially impair their value thereof for the business of the Borrower or any Restricted Subsidiary.
     “Person” includes any natural person, corporation, company, limited liability company, trust, joint venture, association, incorporated organization, partnership, Governmental Authority or other entity.
     “Pre-Closing Period” has the meaning given in the Arrangement Agreement.
     “Pre-Closing Period Conditions” means those conditions set out in Sections 4.1(a), (b), (c), (d), (f), (g), (h), (i), (j), (k), (l), (m), (n), (o), (p), (q), (r), (t), (u), (v) and (w).
     “Principal Property” means the interest of the Borrower, any Guarantor or any Subsidiary in (1) (a) the property located near Marathon, Ontario, known as the “Williams mine”, (b) the property located near Marathon, Ontario, known as the “David Bell mine”, (c) the property located near Kamloops, British Columbia, known as the “Highland Valley Copper mine”, and (d) the property located near Kotzebue, Alaska, known as the “Red Dog” mine, including in each case any improvements thereon, and (2) any other (a) mineral property, or (b) manufacturing or processing plant, building, structure or other facility, together with the land upon which it is erected and the fixtures comprising a part thereof, whether owned as of the date hereof of hereafter acquired or constructed by the Borrower, any Guarantor or any Subsidiary, which is located in Canada or the United States of America or its territories or possessions, the net book value of which interest (as determined by reference to the consolidated balance sheet of the Borrower), in the case of (a) or (b) under this clause (2), on the date as of which the determination is being made, is an amount which exceeds 10% of Consolidated Net Tangible Assets, except any such plant, building, structure or facility or any portion thereof (together with the land upon which it is erected and fixtures comprising a part thereof) which the board of directors of the Borrower by resolution declares is not of material importance to the business conducted by the Borrower, the Guarantor and its Subsidiaries, considered as one enterprise.

     “Purchased Royalty” means the net profits interest computed by reference to 96% of the net production of the mines owned by Elk Valley Coal Partnership and by Elkview Mine Limited Partnership and of other cash flows generated within Fording LP granted to the Seller by Fording LP.
     “Quarterly Date” means each of the last day of each of March, June, September and December in each calendar year.
     “Rated Debt” means the senior, unsecured, non-credit enhanced, long term debt of the Borrower.
     “Register” has the meaning set forth in Section 9.4(c).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Required Lenders” means, at any time, Lenders having Exposures representing more than 51% of the sum of the aggregate Exposures at such time.
     “Responsible Officer” means, with respect to any corporation, the chairman, the president, any vice president, the chief executive officer or the chief operating officer, and, in respect of financial or accounting matters, any Financial Officer of such corporation; unless otherwise specified, all references herein to a Responsible Officer mean a Responsible Officer of the Borrower.
     “Restricted Subsidiary” means (i) any Subsidiary (x) substantially all of the property of which is located, or substantially all of the business of which is carried on, within Canada and/or the United States of America or its territories or possessions, and (y) which owns or leases a Principal Property; and (ii) any Subsidiary engaged primarily in the business of owning or holding securities of Restricted Subsidiaries; provided , however, that the term “Restricted Subsidiary” shall not include any Subsidiary the principal assets of which are Equity Securities or Indebtedness of any Person that conduct substantially all of its business outside Canada and the United States of America or its territories or possessions.
     “Rolling Period” means, commencing with the Fiscal Quarter ending on December 31, 2008, each Fiscal Quarter taken together with the three immediately preceding Fiscal Quarters.
     “S&P” means Standard & Poor’s.
     “Sale and Leaseback Transaction” means any arrangement with any Person (other than the Borrower or a Guarantor) providing for the leasing by the Borrower or a Guarantor of property (except a lease for a temporary period not to exceed three years by the end of which it is intended that the use of such property by the lessee will be discontinued), which has been or is to be sold or transferred, more than 120 days after the later of the acquisition, completion of construction or commencement of full operation thereof by the Borrower or a Guarantor to such

Lender or other Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property.
     “Seller” means Fording Canadian Coal Trust, an open-ended mutual fund trust created under the laws of Alberta.
     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject) with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBO Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, limited partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, directly or indirectly owned by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.
     “Subsidiary” means any subsidiary of the Borrower.
     “Subsidiary Guarantee” means a guarantee substantially in the form attached as Exhibit D.
     “Taxes” means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, or similar charges in the nature of a tax, including Canada Pension Plan and provincial pension plan contributions, unemployment insurance payments and workers’ compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties with respect thereto, imposed by any Governmental Authority (including federal, state, provincial, municipal and foreign Governmental Authorities), and whether disputed or not.
     “Term Credit Agreement” means the credit agreement dated as of the date hereof among the Borrower, the Lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., pursuant to which the Lenders thereunder established in favour of the Borrower the 3-year term credit facility in the aggregate principal amount of $4,000,000,000, as such amount may be reduced in accordance with the terms of the Term Credit Agreement.

     “Total Capitalization” means, with respect to the Borrower, the aggregate of (a) Indebtedness of the Borrower; (b) paid-up share capital of the Borrower, other than for preferred shares or other securities which contain a right of redemption in favour of the holder or the issuer where the consideration to be paid on such redemption is anything other than additional Equity Securities; (c) common share contributed surplus of the Borrower; (d) retained earnings of the Borrower; and (e) any accumulated other comprehensive income included in shareholders equity of the Borrower. Each of the foregoing items shall be determined on a consolidated basis.
     “Total Debt to Total Capitalization Ratio” means the ratio of (a) the consolidated Indebtedness of the Borrower, to (b) Total Capitalization of the Borrower.
     “Tranche A Commitments” means the Commitments of the Tranche A Lenders.
     “Tranche A Lender” means any Lender which will fund its loan from an office located outside Canada.
     “Tranche B Commitments” means the Commitments of the Tranche B Lenders.
     “Tranche B Lender” means any Lender which will fund its loan from an office located within Canada.
     “Tranches” means the Tranche A Commitments and the Tranche B Commitments, and “Tranche” means either of them.
     “Transaction Confirmation Date” has the meaning set forth in the Arrangement Agreement.
     “Transactions” means the Acquisition and the financing thereof in accordance with the sources and uses schedule attached hereto as Schedule C.
     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate, the U.S. Base Rate or the LIBO Rate.
     “U.S. Base Rate” means, on any day, the annual rate of interest equal to the greater of (i) the annual rate of interest announced by the Administrative Agent and in effect as its base rate at its branch in Toronto, Ontario on such day for determining interest rates on U.S. Dollar-denominated commercial loans made in Canada, and (ii) the Federal Funds Effective Rate plus 0.50%. For purposes of this Agreement, any change in the U.S. Base Rate due to a change in the Federal Funds Effective Rate or the U.S. Base Rate shall be effective as of the opening of business on the effective date of such change in the Federal Funds Effective Rate or the U.S. Base Rate, as the case may be. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive and binding, absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including but not limited to the inability of the Administrative Agent to obtain sufficient bids or publications in accordance with the terms hereof, the U.S. Base Rate shall be the rate described in subparagraph (i) above until the circumstances giving rise to such inability no longer exist.
     “U.S. Base Rate Borrowing” means a Borrowing comprised of one or more U.S. Base Rate Loans.
     “U.S. Base Rate Loan” means a Loan denominated in U.S. Dollars which bears interest at a rate based upon the U.S. Base Rate.
     “U.S. Dollars” and “U.S.$” refer to lawful money of the United States of America.
     “U.S. Prime Rate” means, on any day, the annual rate of interest announced by the Administrative Agent and in effect as its prime rate at its principal office in New York City on such day for determining interest rates on U.S. Dollar-denominated commercial loans made in the United States.
     “wholly-owned subsidiary” of a Person means any subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the equity or 100% of the ordinary voting power or 100% of the general partnership or membership interests are, at the time any determination is being made, directly or indirectly owned by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word ‘shall”. The word “or” is disjunctive; the word “and” is conjunctive. The word “shall” is mandatory; the word “may” is permissive. The words “to the knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case or a Person other than a natural Person, known by the Responsible Officer of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by such Responsible Officer of that Person). Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
1.3 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. All calculations for the purposes of determining compliance with any financial covenant contained herein shall be made on a basis consistent with GAAP in existence as at the date of this Agreement and used in the preparation of the consolidated financial statements of the Borrower referred to in Section 5.1(a). Upon the adoption by the Borrower of International Financial Reporting Standards, or in the event of a change in GAAP, the Borrower and the Administrative Agent shall negotiate in good faith to revise (if appropriate) any such covenant to give effect to the intention of the parties under this Agreement as at the Effective Date, and any new covenant shall be subject to approval by the Required Lenders. Until the successful conclusion of any such negotiation and approval by the Required Lenders, all calculations thereafter made for the purpose of determining compliance with any financial covenant contained herein shall be made on a basis consistent with GAAP in existence as at the Effective Date.
1.4 Time. All time references herein shall, unless otherwise specified, be references to local time in Toronto, Canada. Time is of the essence of this Agreement and the other Financing Documents.
ARTICLE 2
THE CREDIT FACILITY
2.1 Commitments.
     (a) Subject to the terms and conditions set forth herein, each Lender commits to make a Loan to the Borrower in U.S. Dollars on the Effective Date in an aggregate principal amount equal to the amount set forth beside such Lender’s name in Schedule A under the heading “Commitment”.
     (b) The proceeds of the Loans shall be used solely to assist the Borrower in purchasing the Acquired Assets from the Seller in accordance with the Arrangement Agreement.
2.2 Loans and Borrowings.
     (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
     (b) Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans, U.S. Base Rate Loans or LIBO Loans as the Borrower may request in accordance herewith. Tranche A Lenders will make ABR Loans and/or LIBO Loans but not U.S. Base Rate Loans, and Tranche B Lenders will make U.S. Base Rate Loans and/or LIBO Loans but not ABR Loans.
     (c) At the commencement of each Interest Period for any LIBO Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of U.S.$1,000,000 and not less than U.S.$10,000,000. At the time that each ABR Borrowing or U.S. Base Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of U.S.$1,000,000 and not less than U.S.$10,000,000; provided that an ABR Borrowing or a U.S. Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total applicable Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 LIBO Borrowings outstanding under each Tranche.
2.3 Requests for Borrowings
     (a) Subject to the next sentence of this Section 2.3(a), to request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or by written Borrowing request substantially in the form of Exhibit B (i) in the case of a LIBO Borrowing, not later than 12:00 noon, Toronto time, three Business Days before the date of the proposed Borrowing, or (ii)  in the case of an ABR Borrowing or a U.S. Base Rate Borrowing, not later than 12:00 noon, Toronto time, one Business Day before the date of the proposed Borrowing. In the case of the Loans to be made to the Borrower on the Effective Date, as part of the documentation deliveries in connection with the satisfaction of the Pre-Closing Period Conditions, the Borrower shall issue a Borrowing Request requesting a Borrowing in an aggregate amount equal to the entire amount of the Commitments, and will advise the Administrative Agent of its interest rate election with respect to such Borrowing by 12:00 noon, Toronto time, no less than four (4) Business Days prior to the Effective Date. Each telephone borrowing request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request substantially in the form of Exhibit B signed by the Borrower by 1:00 p.m., Toronto time on the date of such telephone borrowing request. The Administrative Agent and each Lender are entitled to rely upon and act upon any telephone borrowing request or written Borrowing Request given or purportedly given by the Borrower, and the Borrower hereby waives the right to dispute the authenticity and validity of any such transaction once the Administrative Agent or any Lender has advanced funds based on such telephone borrowing request or written Borrowing Request. Each such telephone borrowing request and written Borrowing Request shall specify the following information:
(i)	the aggregate amount of the requested Borrowing;

(ii)	the date of such Borrowing, which shall be a Business Day;

(iii)	whether such Borrowing is to be an ABR Borrowing, a U.S. Base Rate Borrowing or a LIBO Borrowing;

(iv)	in the case of a LIBO Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)	the location and number of the Borrower’s account to which funds are to be disbursed.
     (b) If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing (from Tranche A Lenders) or a U.S. Base Rate Borrowing (from Tranche B Lenders). If no Interest Period is specified with respect to any requested LIBO Borrowing, then the Borrower shall be deemed to have selected an Interest Period of 30 days’ duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.3, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     (c) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request. Thereafter, the Borrower may elect to convert a Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBO Borrowing, may elect a new Interest Period therefor, all as provided in this Section 2.3(c). The Borrower may elect different options with respect to different portions of the affected Borrowing within each Tranche, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing in such Tranche, and the Loans comprising each such portion shall be considered a separate Borrowing. To make an election pursuant to this Section 2.3(c), the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.3(a) if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephone request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request. In addition to the information specified in Section 2.3(b), each telephone Borrowing Request and written Borrowing Request shall specify the Borrowing to which such request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing.
     (d) In the absence of a timely and proper election with regard to LIBO Borrowings, the Borrower shall be deemed to have elected to convert such LIBO Borrowings to ABR Borrowings (for Tranche A Lenders) or U.S. Base Rate Borrowings (for Tranche B Lenders) on the last day of the Interest Period of the relevant LIBO Borrowings.
2.4 Funding of Borrowings.
     (a) Each Lender shall make each Loan to be made by it hereunder by 12:00 noon on the Business Day prior to the date of Borrowing as set out in the Borrowing Request delivered by the Borrower to the Administrative Agent pursuant to Section 2.3(a) by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, in order to ensure that the Administrative Agent is able to make (and the Administrative Agent shall make) such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request by 9:00 a.m. Toronto time on the Effective Date. The amounts so funded by the Lenders will be held by the Administrative Agent and will be invested in a cash compensation account with the Administrative Agent, and all income earned on such investments (net of the costs incurred to arrange the collateral described in the next sentence) will be for the account of the Borrower. The Administrative Agent will ensure that the amounts so invested in a cash compensation account with the Administrative Agent will be collateralized by obligations issued by the United States of America, an agency thereof or a United States government sponsored corporation which, in each case, is fully insured or guaranteed as to the payment of principal and interest by the United States of America. If the Loans have not been advanced by the Administrative Agent by 5:00 p.m. (Toronto time) on the Effective Date, the Administrative Agent shall return to each Lender the amount so funded by such Lender on the first Business Day following the Effective Date. The Borrower acknowledges that, if the Administrative Agent returns to each Lender the amount so funded by such Lender in accordance with this Section 2.4(a), the Borrower will be liable to pay interest on the amounts so funded by the Lenders to the Administrative Agent (calculated by reference to the Type of Borrowing specified by the Borrower in its Borrowing Request plus the Applicable Margin applicable to such Type of Borrowing, together with any amounts payable pursuant to Section 2.14) up to and including the date on which the Administrative Agent returns such amounts to the Lenders.
     (b) Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.4(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the Administrative Agent shall seek repayment of such corresponding amount, firstly, from the applicable Lender and, secondly, from the Borrower, if the applicable Lender does not immediately repay such corresponding amount. The applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the interest rate applicable to ABR Loans (for Tranche A Lenders) or to U.S. Base Rate Loans (for Tranche B Lenders). If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
2.5 Interest.
     (a) The Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days or 366 days, as the case may be) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin from time to time in effect. The Loans comprising each U.S. Base Rate Borrowing shall bear interest

(computed on the basis of the actual number of days elapsed over a year of 365 days or 366 days, as the case may be) at a rate per annum equal to the U.S. Base Rate plus the Applicable Margin from time to time in effect. The Loans comprising each LIBO Borrowing shall bear interest (computed on the basis of the actual number of days in the relevant Interest Period over a year of 360 days) at the Adjusted LIBO Rate for the Interest Period in effect for such LIBO Borrowing plus the Applicable Margin.
     (b) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to such Loan.
     (c) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date and upon termination of the relevant Commitments, and in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.
     (d) Interest shall accrue on each Loan (calculated by reference to the Type of Borrowing specified by the Borrower in its Borrowing Request plus the Applicable Margin applicable to such Type of Borrowing) from and including the day on which the applicable Lender makes available to the Administrative Agent the amount of its Loan in accordance with Section 2.4(a). All interest hereunder shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Any Loan that is repaid on the same day on which it is made shall bear interest for one day. The applicable Alternate Base Rate, U.S. Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
     (e) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.
     (f) If any provision of this Agreement would oblige the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary) (i) first, by reducing the amount or rate of interest; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

2.6 Termination of Commitments. Any portion of the Commitments which is not borrowed on the Effective Date shall terminate on the earlier of 5:00 p.m., Toronto time, on the third Business Day following the end of the Pre-Closing Period and December 31, 2008.
2.7 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender on the Maturity Date the then unpaid principal amount of the Loans and all other amounts outstanding under this Agreement.
2.8 Evidence of Debt.
     (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender hereunder, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
     (b) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and, in the case of LIBO Loans, the relevant Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
     (c) The entries made in the accounts maintained pursuant to Sections 2.8(a) and (b) shall be conclusive evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. In the event of a conflict between the records maintained by the Administrative Agent and any Lender, the records maintained by the Administrative Agent shall govern.
     (d) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
2.9 Prepayments.
     (a) Voluntary Prepayments. The Borrower may, at its option, at any time and from time to time, prepay the Loans, in whole or in part, upon giving three Business Days’ prior written notice to the Administrative Agent. Such notice shall specify the date and amount of prepayment and whether the prepayment is of ABR Loans, U.S. Base Rate Loans, LIBO Loans or any combination thereof, and, in each case if a combination thereof, the principal amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s Applicable Percentage of such prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 2.14 and accrued interest to such date on the amount prepaid. Each voluntary prepayment shall be in a minimum principal amount of U.S.$5,000,000 and in an integral multiple of U.S.$1,000,000. The monetary limits set forth above may be reduced if and to the extent that the outstanding amount of the relevant Borrowing is less than the applicable limit. Any amount which is voluntarily repaid pursuant to this Section 2.9 may not be reborrowed.
     (b) Mandatory Prepayments and Commitment Reductions.
(i)	In the event of an Asset Disposition by the Borrower or any of its Subsidiaries, the Borrower shall, within five Business Days of such Asset Disposition, prepay (by payment to the Administrative Agent for the account of the Lenders) an aggregate principal amount of Loans equal to 100% of the Net Proceeds received from such Asset Disposition and any other Asset Disposition which generated Net Proceeds during the Fiscal Year; provided that this prepayment requirement shall not apply if the Net Proceeds received from such Asset Disposition (a) is less than U.S.$25,000,000, or (b) when aggregated with the Net Proceeds from any other Asset Disposition in respect of which payment has not been made pursuant to this Section 2.9(b), is less than U.S.$100,000,000.

(ii)	The Borrower shall, within five Business Days of any (a) incurrence of New Indebtedness for Borrowed Money or (b) issuance of Equity Securities, in each case, by the Borrower or any of its Subsidiaries, prepay (by payment to the Administrative Agent for the account of the Lenders) an aggregate principal amount of Loans equal to 100% of the Net Proceeds of any such incurrence of New Indebtedness for Borrowed Money or issuance of Equity Securities; provided that this Section 2.9(b)(ii) shall not apply to (A) issuances of Equity Securities by the Borrower or any of its Subsidiaries to officers, directors or employees of the Borrower or such Subsidiary under employee stock ownership plans of the Borrower or such Subsidiary, (B) the issuance of Equity Securities by a Subsidiary to the Borrower or another Subsidiary, or (C) the incurrence of New Indebtedness for Borrowed Money by the Borrower or a Subsidiary from another Subsidiary or the Borrower.

(iii)	In the case of any prepayment pursuant to any of Sections 2.9(b)(i) or (ii), the Borrower shall provide to the Administrative Agent written notice of such prepayment at least three Business Days prior to the date such prepayment is to be made. If any such notice is given, the amount specified in such notice shall be due and payable on the date required by this Section 2.9(b), together with any amounts payable pursuant to Section 2.14 and accrued interest to such date on the amount so prepaid in accordance with Section 2.5(c) (it being agreed that the full amount of any mandatory prepayment to be made in respect of a LIBO Rate Loan will be deposited in a cash collateral account maintained by the Administrative Agent and will be applied by the Administrative Agent against the amount of the relevant LIBO Rate Loans on the earliest of (i) the date which is 60 days after receipt by the Administrative Agent of such prepayment, (ii) the last day of the applicable Interest Period, or (iii) the occurrence of an Event of Default). Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s Applicable Percentage of such prepayment. No such prepayment of any Loan may be reborrowed.
(iv)	If, between July 28, 2008 and the Effective Date, the Borrower or any of its Subsidiaries makes an Asset Disposition and receives Net Proceeds in excess of U.S.$100,000,000, the aggregate Commitments of the Lenders will be reduced by an amount equal to 100% of the Net Proceeds received by the Borrower or such Subsidiary from such Asset Disposition (with each Lender’s Commitment being reduced on a pro rata basis). If, between July 28, 2008 and the Effective Date, the Borrower or any of its Subsidiaries incurs New Indebtedness for Borrowed Money or issues additional Equity Securities (except for the issuance of Equity Securities or the incurrence of New Indebtedness for Borrowed Money contemplated in clauses (A), (B) and (C) of Section 2.9(b)(ii)), the aggregate Commitments of the Lenders will be reduced by an amount equal to 100% of the Net Proceeds received by the Borrower or such Subsidiary from any such incurrence of New Indebtedness for Borrowed Money or issuance of Equity Securities (with each Lender’s Commitment being reduced on a pro rata basis). The Borrower shall provide to the Administrative Agent, on or prior to the Effective Date, a certificate from the chief financial officer of the Borrower confirming, in the case of an Asset Disposition, the amount of Net Proceeds so received by the Borrower or any of its Subsidiaries in connection therewith, and, in the case of the incurrence of any New Indebtedness for Borrowed Money or the issuance of any additional Equity Securities, the amount of the Net Proceeds so received by the Borrower or any of its Subsidiaries in connection therewith. Upon receipt by the Administrative Agent of any such certificate, the Administrative Agent shall promptly notify each Lender of the contents thereof and, if applicable, the amount of such Lender’s Commitment after giving effect to any such reduction. Each such reduction of the Commitments shall be irrevocable.

(v)	For greater certainty, any proceeds received by the Borrower as a result of the sale of its Equity Securities of the Seller as part of the Transactions will not require a prepayment under Section 2.9(b)(i) or a Commitment reduction under Section 2.9(b)(iv).
     (c) Tranches. Any voluntary or mandatory prepayment of Loans shall be made ratably under each Tranche.

     (d) Notice by Borrower. Each notice provided by the Borrower hereunder in respect of any prepayment hereunder shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.
     (e) Notice by Administrative Agent. Upon receipt of a notice of prepayment pursuant to this Section 2.9, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such prepayment.
2.10 Fees.
     (a) The Borrower shall pay to the Administrative Agent, for the accounts of the Persons stipulated therein, the fees contemplated by the Fee Letter.
     (b) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing between the Borrower and the Administrative Agent.
     (c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent.
2.11 [Deleted Intentionally].
2.12 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBO Borrowing:
     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
     (b) the Administrative Agent is advised by any Lender that such Lender has reasonably determined that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lender of making or maintaining its Loan included in such LIBO Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Borrowing shall be ineffective with respect to the affected Lender, and shall be deemed to have instead requested an ABR Borrowing (from Tranche A Lenders) or a U.S. Base Rate Borrowing (from Tranche B Lenders) in the same amount and on the same date, and (ii) if any Borrowing Request requests a LIBO Borrowing, such Borrowing shall be made by the affected Lender as an ABR Borrowing (from Tranche A Lenders) or a U.S. Base Rate Borrowing (from Tranche B Lenders); provided that if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrower for LIBO Borrowings may be made to Lenders that are not affected thereby.

2.13 Increased Costs; Illegality.
     (a) If any Change in Law shall:
(i)	impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii)	impose on any Lender or the London interbank market any other condition affecting this Agreement (including the imposition on any Lender of, or any change to, any Tax or other charge with respect to its LIBO Loans or participation therein, or its obligation to make LIBO Loans;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender of participating in, issuing or maintaining any Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
     (b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and such Lender’s desired return on capital), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
     (c) A certificate of a Lender setting forth amount or amounts necessary to compensate such Lender as specified in Sections 2.13 (a) or (b), together with a brief description of the Change of Law, shall be delivered to the Borrower, and shall be conclusive absent manifest error. In preparing any such certificate, a Lender shall be entitled to use averages and to make reasonable estimates, and shall not be required to “match contracts” or to isolate particular transactions. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) In the event that any Lender shall have determined (which determination shall be reasonably exercised and shall, absent manifest error, be final, conclusive and binding upon all parties) at any time that the making or continuance of any LIBO Loan has become unlawful or materially restricted as a result of compliance by such Lender in good faith with any Change in Law, or by any applicable guideline or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, in any such event, such Lender shall give prompt notice (by telephone and confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to the other Lenders). Upon the giving of the notice to the Borrower referred to in this Section 2.13(d), the Borrower’s right to request (by continuation, conversion or otherwise), and such Lender’s obligation to make, LIBO Loans shall be immediately suspended, and thereafter any requested Borrowing of LIBO Loans shall, as to such Lender only, be deemed to be a request for an ABR Loan (from a Tranche A Lender) or a U.S. Base Rate Loan (from a Tranche B Lender), and if the affected LIBO Loan or Loans are then outstanding, the Borrower shall immediately, or if permitted by applicable Law, no later than the date permitted thereby, upon at least one Business Day prior written notice to the Administrative Agent and the affected Lender, convert each such LIBO Loan into an ABR Loan (from Tranche A Lenders) or a U.S. Base Rate Loan (from Tranche B Lenders), provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.13(d).
     (e) Any increased costs payable by the Borrower pursuant to this Section 2.13 shall not include increased costs resulting from any Laws of which the Lender requesting the increased cost had actual knowledge prior to the date of this Agreement, or any penalty or other charges payable by such Lender due to its failure to pay or delay in paying any amount required to be paid by it pursuant to this Section 2.13. Any Lender requesting increased costs pursuant to this Section 2.13 will use its reasonable commercial efforts to minimize the amounts payable by the Borrower pursuant to this Section 2.13.
2.14 Break Funding Payments. In the event of (i) the failure by the Borrower to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered by the Borrower pursuant hereto, or (ii) the payment or conversion of any principal of any LIBO Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBO Loan other than on the last day of the Interest Period applicable thereto, or (c) the assignment of any LIBO Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a LIBO Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period and the interest rate which such Lender would bid were it to bid, at the commencement of such period, for U.S. Dollar deposits of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.14 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
2.15 Taxes.
     (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15), the Administrative Agent or applicable Lender (as the case may be) receives an amount equal to the sum it would have received had no such deduction been made, (ii) the Borrower shall make such deduction, and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.
     (b) In addition to the payments by the Borrower required by Section 2.15(a), the Borrower shall pay any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement to the relevant Governmental Authority in accordance with applicable Law.
     (c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
     (d) As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
2.16 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
     (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, amounts payable under any of Sections 2.13, 2.14 or 2.15, or otherwise) prior to 12:00 noon, Toronto time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except that payments pursuant to any of Sections 2.13, 2.14, 2.15 and 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension, provided that, in the case of any payment with respect to a LIBO Loan, the date for payment shall be advanced to the next preceding Business Day if the next succeeding Business Day is in a subsequent calendar month.

Except for any reimbursement of out-of-pocket costs and expenses (which may be made in Canadian Dollars if such reimburseable out-of-pocket costs and expenses have been invoiced in Canadian Dollars), all payments hereunder shall be made in U.S. Dollars.
     (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, rateably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, rateably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
     (c) If, after the occurrence of an Event of Default, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders rateably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) this Section 2.16(c) shall not apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
     (d) Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable rate for ABR Loans (for Tranche A Lenders) or the applicable rate for U.S. Base Rate Loans (for Tranche B Lenders).
     (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section 2.16(d) until all such unsatisfied obligations are fully paid.
     (f) Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.17 Currency Indemnity. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Financing Document, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement or under any other Financing Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Administrative Agent is able, on the relevant date, to purchase the required amount of the Currency Due with the Judgment Currency in accordance with its normal practice at its branch in Toronto, Ontario. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Administrative Agent of the amount due, the Borrower will, on the date of receipt by the Administrative Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Administrative Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Administrative Agent is the amount then due under this Agreement or such other Financing Document in the Currency Due. If the amount of the Currency Due which the Administrative Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrower shall indemnify and save the Administrative Agent and the Lenders harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Financing Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Administrative Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Financing Document or under any judgment or order.
2.18 Mitigation Obligations; Replacement of Lenders.
     (a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

     (b) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, in its discretion, either:
(i)	at the sole expense of the Borrower (including the processing and recording fee contemplated by Section 9.4(b)), upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be, another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments, or

(ii)	prepay voluntarily to such Lender all outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any compensation requested under Section 2.13 and any additional amount required under Section 2.15 up to the date of such voluntary prepayment), and permanently cancel the Commitments of such Lender.
A Lender shall not be required to make any such assignment and delegation, and the Borrower shall not be permitted to make any prepayment contemplated by Section 2.18(b), if (in either case), prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such an assignment and delegation or to make such a prepayment cease to apply.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders that:
3.1 Organization; Powers. The Borrower and each Material Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now and formerly conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
3.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, shareholder action. This Agreement and the other Financing Documents have been duly executed and delivered by the Borrower and each Material Subsidiary (as applicable) and constitute legal, valid and binding obligations of the Borrower and each Material Subsidiary (as applicable), enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganisation, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
3.3 Governmental Approvals; No Conflicts. The execution, delivery and performance of this Agreement (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except as disclosed in Schedule G, (b) will not violate in any material respect any applicable Law or the charter, by-laws or other organizational documents of the Borrower or any of the Material Subsidiaries or any order of any Governmental Authority, (c) will not violate in any material respect or result in a material default under any indenture, agreement or other instrument binding upon the Borrower or any of the Material Subsidiaries or their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Material Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Material Subsidiaries, except for any Lien arising in favour of the Administrative Agent, for the benefit of the Lenders, under the Financing Documents.
3.4 Financial Condition; No Material Adverse Effect.
     (a) The Borrower has furnished to the Lenders the consolidated balance sheets and statements of income, retained earnings and cash flow as of and for its fiscal years ended December 31, 2006 and December 31, 2007, reported on by its auditors. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower as of such dates and for such periods in accordance with GAAP.
     (b) Since December 31, 2007, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
     (c) All information (including that disclosed in all financial statements) pertaining to the Borrower and its Subsidiaries (other than projections) (the “Information”) that has been or will be made available to the Lenders, the Administrative Agent or their Affiliates by the Borrower or any representative of the Borrower and its Subsidiaries, taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made. The projections that have been or will be made available to the Lenders, the Administrative Agent or their Affiliates by the Borrower or any representative of the Borrower have been or will be prepared in good faith based upon assumptions which the Borrower considers to be reasonable.
3.5 Litigation.
     (a) Except as disclosed in Schedule H, there are no actions, suits or proceedings (including any Tax-related matter) by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters), or (ii) that involve this Agreement or any other Financing Document.
     (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Material Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability, or (iv) knows of any basis for any Environmental Liability.
     (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
3.6 Compliance with Laws and Agreements. The Borrower and each Material Subsidiary is in compliance with all Laws applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any Material Subsidiary has violated or failed to obtain any Authorization necessary to the ownership of any of its property or assets or the conduct of its business, which violation or failure could reasonably be expected to have (in the event that such a violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.
3.7 Taxes. The Borrower and each Material Subsidiary has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes known by the Borrower to be required to have been paid by the Borrower or a Material Subsidiary (including all installments with respect to the current period) and has made adequate provision for Taxes for the current period, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Material Subsidiary, as applicable, has set aside on its books adequate reserves and except for Taxes which, if not paid, could not reasonably be expected to result in a Material Adverse Effect.
3.8 Titles to Assets. The Borrower and each Material Subsidiary has good title to or other interest in its properties and assets as is necessary for the business-like operation of its respective businesses, free and clear of any defects in title, other than those which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and, in the case of the Borrower and each Restricted Subsidiary, all such properties and assets are free and clear of all Liens other than Permitted Liens.
3.9 Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of the Material Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
3.10 Defaults. Neither the Borrower nor any Material Subsidiary is in default nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other instrument or agreement evidencing or pertaining to any Material Indebtedness of the Borrower or any Material Subsidiary. No Default has occurred and is continuing.
3.11 Casualties; Taking of Properties. Since December 31, 2007, neither the business nor the properties of the Borrower or any Material Subsidiary have been affected in a manner that has had, or could reasonably be expected to have, a Material Adverse Effect as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labour disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy.
3.12 Subsidiaries. As of the Effective Date, Schedule E correctly sets forth, for each Material Subsidiary, the (i) name, (ii) form of legal entity, (iii) Equity Securities issued and outstanding, (iv) Equity Securities owned by the Borrower or a Material Subsidiary (and specifying such owner), and (v) jurisdictions of organization. Unless otherwise indicated in Schedule E, as of the Effective Date, all of the outstanding Equity Securities of each Material Subsidiary is owned of record and beneficially by the Borrower, there are no outstanding options, warrants or other rights to purchase Equity Securities of any such Material Subsidiary, and all such Equity Securities so owned is duly authorized, validly issued, fully paid and non-assessable, and was issued in compliance with all applicable federal, provincial or foreign securities and other Laws, and in the case of all Equity Securities held by the Borrower or any Restricted Subsidiary, are free and clear of all Liens, except for Permitted Liens.
3.13 Insurance. The Borrower maintains insurance in accordance with the requirements of Section 5.8.
3.14 Solvency. Each of the Borrower and the Guarantor is not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada), R.S.C. 1985, c.B-3.
3.15 Environmental Matters. Except as disclosed to the Lenders in Schedule I and in the Disclosed Matters:
     (a) Environmental Laws, etc . Neither any property of the Borrower or its Material Subsidiaries nor the operations conducted thereon violate any applicable order of any court or

Governmental Authority or Environmental Laws, which violation could reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.
     (b) Notices, Permits, etc . All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by the Borrower or its Material Subsidiaries in connection with the operation or use of any and all property of the Borrower or its Material Subsidiaries, including but not limited to past or present treatment, transportation, storage, disposal or release of Hazardous Materials into the environment, have been duly obtained or filed, except to the extent the failure to obtain or file such notices, permits, licenses or similar authorizations could not reasonably be expected to have a Material Adverse Effect, or which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.
     (c) Hazardous Substances Carriers. All Hazardous Materials generated at any and all property of the Borrower or its Material Subsidiaries have been treated, transported, stored and disposed of only in accordance with Environmental Law applicable to them, except to the extent the failure to have such Hazardous Materials transported, treated or disposed by such carriers could not reasonably be expected to have a Material Adverse Effect, and only at treatment, storage and disposal facilities maintaining valid permits under applicable Environmental Law, which carriers and facilities have been and are operating in compliance with such permits, except to the extent the failure to have such Hazardous Materials treated, transported, stored or disposed at such facilities, or the failure of such carriers or facilities to so operate, could not reasonably be expected to have a Material Adverse Effect or which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.
     (d) Hazardous Materials Disposal. The Borrower and its Material Subsidiaries have taken all reasonable steps necessary to determine and have determined that no Hazardous Materials have been disposed of or otherwise released and there has been no threatened release of any Hazardous Materials on or to any property of the Borrower or its Material Subsidiaries other than in compliance with Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect or which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.
     (e) No Contingent Liability. The Borrower and its Material Subsidiaries have no material contingent liability in connection with any release or threatened release of any Hazardous Materials into the environment other than such contingent liabilities at any one time and from time to time which could reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such release or threatened release.

3.16 Fiscal Year. The Fiscal Year of the Borrower ends on December 31 of each calendar year, and the Borrower’s Fiscal Quarters end on the last day of each of March, June, September or December of each calendar year.
3.17 Intellectual Property Rights. The Borrower and each Material Subsidiary is the registered and beneficial owner with good and marketable title to or the holder of such other interest in all patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights, industrial designs, integrated circuit topographies and other similar rights as are necessary for the business-like operation of its business, free and clear of any defects in title other than those which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and, in the case of the Borrower and each Restricted Subsidiary, free and clear of all Liens other than Permitted Liens. The ownership and use of such property does not conflict with the rights of any other Person, other than as listed on Schedule J, or other than for such conflicts as could not reasonably be expected to have a Material Adverse Effect.
3.18 Investment and Holding Company Status. Neither the Borrower nor the Guarantor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
3.19 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
3.20 Arrangement Agreement.
     (a) As of the Effective Date, the Borrower has delivered to the Administrative Agent a complete and correct copy of the Arrangement Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). The Arrangement Agreement complies with, and the Acquisition shall be consummated in accordance with, all applicable laws, substantially concurrently with the making of the Loans under this Agreement. The Arrangement Agreement is in full force and effect as of the Effective Date and has not been terminated, rescinded or withdrawn. All requisite approvals by Governmental Authorities having jurisdiction over the Seller and the Borrower, with respect to the transactions contemplated by the Arrangement Agreement, have been obtained, and no such approvals impose any conditions to the consummation of the transactions contemplated by the Arrangement Agreement or to the conduct by the Borrower of its business thereafter.
     (b) Neither the Borrower nor the Seller is in default in the performance or compliance with any provisions thereof. To the best of the Borrower’s knowledge, none of the Seller’s representations or warranties in the Arrangement Agreement contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading.

ARTICLE 4
CONDITIONS
4.1 Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2):
     (a) Credit Agreement. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of each party hereto, or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or “pdf” e-mail transmission of a signed signature page of this Agreement) that each such party has signed a counterpart of this Agreement. The Administrative Agent (or its counsel) shall also have received from Teck Cominco Metals Ltd. a Subsidiary Guarantee, duly executed by Teck Cominco Metals Ltd.
     (b) Legal Opinions. The Administrative Agent shall have received a favourable written opinion (addressed to the Administrative Agent and the Lenders and dated the Transaction Confirmation Date) of Lang Michener LLP, counsel to the Borrower, substantially in the form of Exhibit E, and covering such other matters relating to the Borrower, the Guarantor, this Agreement and the other Financing Documents as the Lenders shall reasonably request (together with copies of all factual certificates and legal opinions delivered to such counsel in connection with such opinion upon which counsel has relied). The Administrative Agent shall also have received copies of any opinions delivered pursuant to the Arrangement Agreement and favourable written opinions (addressed to the Administrative Agent and the Lenders and dated the Transaction Confirmation Date) of such special and local counsel as may be required by the Administrative Agent (together with copies of all factual certificates and legal opinions delivered to such counsel in connection with such opinion upon which such counsel has relied). The Borrower hereby requests each such counsel to deliver such opinions and supporting materials.
     (c) Corporate Certificates. The Administrative Agent shall have received:
(i)	certified copies of the resolutions of the Board of Directors of the Borrower, and any Material Subsidiary which is a party to any Financing Document, dated as of the Transaction Confirmation Date, and approving, as appropriate, the Loans, this Agreement and the other Financing Documents, and all other documents, if any, to which the Borrower or such Material Subsidiary is a party and evidencing corporate authorization with respect to such documents; and

(ii)	a certificate of the Secretary or an Assistant Secretary of the Borrower, and any Material Subsidiary which is a party to any Financing Document, dated as of the Transaction Confirmation Date, and certifying (A) the name, title and true signature of each officer of such Person authorized to execute this Agreement and the other Financing Documents to which it is a party, (B) the name, title and true signature of each officer of such Person authorized to provide the certifications required pursuant to this

Agreement, including certifications required pursuant to Section 5.1 and Borrowing Requests, and (C) that attached thereto is a true and complete copy of the articles of incorporation and bylaws of the Borrower, and any Material Subsidiary which is a party to any Financing Document, as amended to date, and a recent certificate of status, certificate of compliance, good standing certificate or analogous certificate.
     (d) Closing Conditions Certificate . The Administrative Agent shall have received a certificate, dated the Transaction Confirmation Date and signed by a Responsible Officer of the Borrower, confirming compliance with the financial covenant set forth in Section 5.10 (giving pro forma effect to the Transactions and based on the unaudited consolidated balance sheet of the Borrower for the Fiscal Quarter ended June 30, 2008), and with the conditions set forth in Section 4.1(r) and (u).
     (e) Fees. All fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all legal fees and other out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Financing Document (including the Fee Letter), shall have been paid.
     (f) Insurance. The Administrative Agent shall have received a certificate of insurance coverage, dated not more than 30 days prior to the Transaction Confirmation Date, evidencing that the Borrower and its Subsidiaries are carrying insurance in accordance with Section 5.8 hereof.
     (g) No Cessation of Financing Market. There shall have not been occurred and be continuing on the Transaction Confirmation Date any general banking moratorium or any practical cessation in the bank or private debt financing markets, and there shall not have been introduced any material governmental restrictions imposed on lending institutions, which materially affect the type of lending transactions contemplated by this Agreement.
     (h) Regulatory Approval; Consents; Waivers. All government and third party approvals necessary in connection with the Transactions, the financing thereof and the continuing operations of the Borrower and the Acquired Assets shall have been obtained on terms satisfactory to the Lenders, acting reasonably. There shall not exist any action, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.
     (i) Delivery of Financial Statements. The Administrative Agent and the Lenders shall have received (i) audited consolidated financial statements of the Borrower and the Seller for their three most recent fiscal years, and (ii) unaudited consolidated financial statements of the Borrower and the Seller for each fiscal quarter ended after the latest fiscal year referred to in clause (i) above and ended at least 45 days prior to the Transaction Confirmation Date, and unaudited consolidated financial statements for the same period of the prior fiscal year.
     (j) No Material Adverse Change. The Administrative Agent and the Lenders shall be satisfied that, since December 31, 2007, there has not been an event or circumstance which could reasonably be expected to result in a Material Adverse Effect.

     (k) Indebtedness. The execution, delivery and performance of this Agreement and the other Financing Documents shall not have caused and will not cause any event or condition to occur which has resulted, or which will result, in any Material Indebtedness becoming due prior to its scheduled maturity or that permits (with or without the giving of notice, the lapse of time, or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or which will result in the creation of any Liens under any Material Indebtedness.
     (l) Repayment and Cancellation of Fording and Elk Valley Facilities. Arrangements satisfactory to the Administrative Agent shall have been made to repay and cancel the existing credit facilities of the Seller and Elk Valley; provided that the Seller and Elk Valley shall not be required to repay and cancel the Cdn.$200,000,000 factoring arrangement with National Bank of Canada or the Cdn.$50,000,000 uncommitted letter of credit facility with Bank of Nova Scotia.
     (m) Unitholder and Court Approval. Unitholder approval and court approval of the Transactions shall have been obtained on terms satisfactory to the Lenders (acting reasonably) and in accordance with applicable law.
     (n) Sources and Uses. The sources and uses of funding for the Acquisition shall be substantially consistent with the sources and uses table attached as Schedule C and the terms of such funding sources shall be consistent with the terms hereof or otherwise satisfactory to the Lenders (acting reasonably). No provision of the Arrangement Agreement and related documentation shall have been waived, amended, supplemented or otherwise modified in any respect materially adverse to the Borrower or the Lenders.
     (o) Pro Forma Balance Sheet. The Administrative Agent and the Lenders shall have received a pro forma consolidated balance sheet of the Borrower as at the date of the most recent balance sheet delivered pursuant to Section 4.1(i), adjusted to give effect to the consummation of the Transactions as if the Transactions had occurred on such date.
     (p) Acquisition Conditions. All conditions to completion of the Acquisition in accordance with the Arrangement Agreement have been satisfied or waived (if applicable) in accordance with this Agreement, other than satisfaction of the condition in Section 6.3(d) of the Arrangement Agreement.
     (q) KYC Documentation. The Borrower and the Guarantor shall have provided the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.
     (r) Accuracy of Representations. The accuracy of all representations and warranties in this Agreement (including, without limitation, the material adverse change and litigation representations), and there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit.

     (s) Certificate of Readiness. The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower confirming that (i) the Pre-Closing Period has been completed in accordance with the Arrangement Agreement, (ii) the Borrower is ready to initiate the transaction implementation procedure under the Arrangement Agreement, and (iii) substantially concurrently with the advance of the Loans under this Agreement and the Term Credit Agreement, the Transactions will be completed in accordance with the Arrangement Agreement.
     (t) Concurrent Funding under Term Credit Agreement. The Borrower shall have issued a “Borrowing Request” under the Term Credit Agreement, in which the Borrower shall have irrevocably requested that the lenders under the Term Credit Agreement shall advance the entire amount of the Commitments (as defined in the Term Credit Agreement) under the Term Credit Agreement concurrently with the making of the Loans under this Agreement.
     (u) No Default. No Default shall have occurred and be continuing either at the time of, or immediately after giving effect to, the Transactions.
     (v) Borrowing Request. The Administrative Agent shall have received a Borrowing Request in the manner and within the time period required by Section 2.3.
     (w) Other Documentation. The Administrative Agent and the Lenders shall have received such other documents and instruments as are customary for transactions of this type or as they may reasonably request.
The obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.2) at or prior to the earlier of 5:00 p.m., Toronto time, on the third Business Day following the end of the Pre-Closing Period and December 31, 2008 (and, in the event such conditions are not so satisfied or waived by such time, the Commitments shall terminate at such time).
4.2 Confirmation of Satisfaction of Pre-Closing Conditions.
     (a) The Borrower may, from time to time prior to the commencement of the Pre-Closing Period, request that the Administrative Agent confirm, on behalf of the Lenders, that the Pre-Closing Period Conditions have been satisfied (or waived in accordance with Section 9.2), and upon receipt of any such request the Administrative Agent shall promptly confirm in writing that either: (i) the Pre-Closing Period Conditions have been satisfied (or waived in accordance with Section 9.2), in either case, irrevocably, and that the only remaining conditions to the obligations of the Lenders to make Loans hereunder are the Effective Date Conditions (any such written confirmation being a “Confirmation of Satisfaction of Pre-Closing Conditions”); or (ii) one or more of the Pre-Closing Conditions has not been satisfied (or waived in accordance with Section 9.2), and in such event the Administrative Agent will advise the Borrower as to which Pre-Closing Conditions remain unsatisfied.
     (b) Notwithstanding Section 4.1 and Article 7, during the period commencing on the issuance by the Administrative Agent to the Borrower of a Confirmation of Satisfaction of Pre-Closing Conditions in accordance with Section 4.2(a) and ending on the earlier of 5:00 p.m.,

Toronto time, on the third Business Day following the end of the Pre-Closing Period and December 31, 2008, the obligation of each Lender to maintain its Commitment and to make Loans hereunder is subject only to the Effective Date Conditions and the further conditions that, at the time of such Loans being made, no Major Default shall have occurred and be continuing or would result from the proposed Loans, and the Administrative Agent shall have received a certificate of the Borrower, dated the Effective Date, confirming same.
ARTICLE 5
AFFIRMATIVE COVENANTS
          From (and including) the Effective Date until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:
5.1 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
     (a) as soon as available and in any event within 120 days after the end of each Fiscal Year of the Borrower, its audited consolidated balance sheet and related consolidated statements of earnings, comprehensive income, retained earnings and cash flows as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by independent auditors of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception imposed by the Borrower as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
     (b) as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, its unaudited consolidated balance sheet and related consolidated statements of earnings, comprehensive income, retained earnings and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year which includes such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;
     (c) concurrently with the financial statements required pursuant to Sections 5.1(a) and (b) above, a certificate of the Borrower, substantially in the form of Exhibit C, signed by a Responsible Officer (i) stating that no Default or Event of Default has occurred and is continuing or, if there shall be a Default or Event of Default which has occurred and is continuing, specifying the nature and status thereof and the Borrower’s proposed response thereto, (ii) demonstrating in reasonable detail compliance (including showing all material calculations) as at the end of the most recently completed Fiscal Year or the most recently completed Fiscal

Quarter, with the financial covenants in Article 5 (including any financial covenants deemed by Section 5.12 to be included in this Agreement, and including the requirements in Section 5.13 regarding the maximum aggregate assets and aggregate gross revenues of Subsidiaries that are not Material Subsidiaries), and (iii) containing or accompanied by such financial or other details, information and material as the Administrative Agent may reasonably request to evidence such compliance;
     (d) promptly after the same become publicly available, copies of the Annual Information Form and any other written materials sent to their respective public shareholders, and copies of all press releases and material change reports filed by the Borrower or any Material Subsidiary with any securities commission, stock exchange or similar entity;
     (e) promptly after the Borrower learns of the receipt or occurrence of any of the following, a certificate of the Borrower, signed by a Responsible Officer, specifying (i) any official notice of any violation, possible violation, non-compliance or possible non-compliance, or claim made by any Governmental Authority pertaining to all or any part of the properties of the Borrower or any of the Subsidiaries which could reasonably be expected to have a Material Adverse Effect, (ii) any event which constitutes a Default or Event of Default, together with a detailed statement specifying the nature thereof and the steps being taken to cure such Default or Event of Default, (iii) the receipt of any notice from, or the taking of any other action by, the holder of any promissory note, debenture or other evidence of Material Indebtedness of the Borrower or any of the Subsidiaries with respect to an actual or alleged default, together with a detailed statement specifying the notice given or other action taken by such holder and the nature of the claimed default and what action the Borrower or the relevant Subsidiary is taking or proposes to take with respect thereto, (iv) any default or non-compliance of any party to any of the Financing Documents with any of the terms and conditions thereof or any notice of termination or other proceedings or actions which could reasonably be expected to result in a Material Adverse Effect, (v) the creation, dissolution, merger or acquisition of any Material Subsidiary, (vi) any event or condition not previously disclosed to the Administrative Agent, which violates any Environmental Law and which could potentially, in the Borrower’s reasonable judgment, have a Material Adverse Effect, and (vii) any other event, development or condition which may reasonably be expected to have a Material Adverse Effect;
     (f) promptly after the occurrence thereof, notice of the institution of or any material adverse development in any action, suit or proceeding or any governmental investigation or any arbitration before any court or arbitrator or any Governmental Authority or official against the Borrower or any Material Subsidiary or any material property of any thereof which could reasonably be expected to have a Material Adverse Effect;
     (g) upon request by the Administrative Agent, a summary in form and substance reasonably satisfactory to the Administrative Agent, of the insurance coverages of the Borrower and the Subsidiaries; and
     (h) on or before the earlier of the 10th day after approval by the Board of Directors of the Borrower and the 60th day after each Fiscal Year end, (i) a consolidated annual budget of the Borrower, reviewed by the Board of Directors of the Borrower, setting forth in reasonable detail the projected revenues and expenses of the Borrower for the Fiscal Year covered by such budget, and (ii) projections prepared by management of the Borrower with respect to the projected consolidated revenues and expenses of the Borrower for each Fiscal Year up to and including the Fiscal Year in which the Maturity Date is to occur. The Lenders acknowledge that projections as to future results are not to be viewed as fact and that the actual results for the period or periods covered by such projections may differ from the projected results.
5.2 Existence; Conduct of Business. The Borrower will, and will cause each Material Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (subject only to Section 6.4), and except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, obtain, preserve, renew and keep in full force and effect any and all rights, licenses, permits, privileges and franchises material to the conduct of its business.
5.3 Payment of Obligations. The Borrower will, and will cause each Material Subsidiary to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Material Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
5.4 Maintenance of Properties. The Borrower will, and will cause each Material Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.5 Books and Records; Inspection Rights. The Borrower will, and will cause each Material Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Material Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
5.6 Compliance with Laws. The Borrower will, and will cause each Material Subsidiary to, comply with all Laws and orders of any Governmental Authority applicable to it or its property and with all of its material contractual obligations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
5.7 Further Assurances. The Borrower will, and will cause each Material Subsidiary to, cure promptly any defects in the execution and delivery of the Financing Documents, including this Agreement. Upon request, the Borrower will, at its expense, as promptly as practical, execute and deliver to the Administrative Agent, all such other and further documents, agreements and instruments (and cause each Material Subsidiary to take such action) in compliance with or performance of the covenants and agreements of the Borrower or any Material Subsidiary in any of the Financing Documents, including this Agreement.

5.8 Insurance. The Borrower will, and will cause each Material Subsidiary to, maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to their respective properties and business against such liabilities, casualties, risks and contingencies and in such types (including business interruption insurance and flood insurance) and amounts as is customary in the case of Persons engaged in the same or similar businesses and similarly situated and in accordance with any requirement of any Governmental Authority.
5.9 Operation and Maintenance of Property. The Borrower will, and will cause each Material Subsidiary to, manage and operate its business or cause its business to be managed and operated (i) in accordance with prudent industry practice in all material respects and in compliance in all material respects with the terms and provisions of all applicable licenses, leases, contracts and agreements, and (ii) in compliance with all applicable laws of the jurisdiction in which such businesses are carried on, and all applicable Laws of every other Governmental Authority from time to time constituted to regulate the ownership, management and operation of such businesses, except where a failure to so manage and operate would not have a Material Adverse Effect.
5.10 Total Debt to Total Capitalization Ratio. The Borrower will maintain, as at the end of each Fiscal Quarter, a Total Debt to Total Capitalization Ratio of not more than 0.6:1.0, provided that, on September 30, 2009 and as at the end of each Fiscal Quarter thereafter, the Borrower will maintain a Total Debt to Total Capitalization Ratio of not more than 0.50:1.00.
5.11 Ranking. The Borrower will, at all times, ensure that its payment obligations under the Agreement rank at least pari passu in right of payment with all of the Borrower’s other Indebtedness for Borrowed Money, other than any Indebtedness for Borrowed Money of the Borrower which is secured by a Permitted Lien.
5.12 Most Favoured Nations. The Borrower will ensure that, if the Borrower or the Guarantor provides to any lender as at the Effective Date, or provides to any other lender in the future, a financial ratio or other form of financial measurement covenant which is not specifically included in this Agreement, then this Agreement shall be deemed to have been amended automatically to have the benefit of such other present or future financial ratio or other form of financial measurement covenant; provided that if any such present or future financial ratio or other form of financial measurement covenant provided by the Borrower or the Guarantor to another lender and not specifically included in this Agreement is changed or eliminated, the same change or elimination will automatically apply to this Agreement. For greater certainty, but without limitation, a covenant to maintain any particular type or class of assets or any particular type or class of liabilities (as the terms “asset” and “liability” are used under GAAP) at a specified maximum or minimum dollar amount (for example, a covenant that indebtedness will not exceed a fixed dollar amount) shall not constitute a “financial ratio or other financial measurement covenant”; however, a covenant such as a net worth covenant, which is not limited to any particular type or class of assets or any particular type or class of liabilities, shall constitute a “financial ratio or other financial measurement covenant”.
5.13 Material Subsidiaries. The Borrower will ensure that the aggregate total assets and the aggregate gross revenues (each calculated on a consolidated basis, without duplication, net of minority interests and excluding any assets or revenues which are excluded from the Borrower’s consolidated total assets and consolidated gross revenues as a result of adjustments upon consolidation) of its Subsidiaries that are not Material Subsidiaries do not exceed 15% of the Borrower’s consolidated total assets and consolidated gross revenues, each net of minority interests, respectively. The Borrower’s compliance with this Section 5.13 will be tested on and as of the last day of each Rolling Period. In the case of the portion of this Section 5.13 dealing with assets, the Borrower’s compliance with this Section 5.13 will be tested taking into account assets as at the last day of the applicable Rolling Period. In the case of the portion of this Section 5.13 dealing with gross revenues, the Borrower’s compliance with this Section 5.13 will be tested taking into account gross revenues during the applicable Rolling Period.
5.14 Change of Control. If a Change in Control shall occur, the Borrower shall offer, by written notice to the Administrative Agent and each Lender, to prepay all amounts owing to each Lender hereunder and to cancel the Commitments of each Lender hereunder within 10 days after such Change in Control. If any Lender, by written notice to the Administrative Agent and the Borrower, accepts an offer made by the Borrower in accordance with this Section 5.14 within 10 days after receipt by such Lender of such offer, the Borrower shall prepay all amounts owing to such Lender hereunder and cancel the Commitments of such Lender hereunder within 30 days after such Change in Control.
5.15 Purpose. The Borrower will ensure that the proceeds of all Borrowings are used for the purposes set forth in Section 2.1(b).
5.16 Completion of Acquisition. The Borrower will complete the Acquisition in accordance with the Arrangement Agreement.
5.17 Purchased Royalty. The Borrower will ensure that the Purchased Royalty will always be an asset of the Borrower or the Guarantor.
ARTICLE 6
NEGATIVE COVENANTS
          From (and including) the Effective Date until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:
6.1 Indebtedness. The Borrower will not permit the Debt Restricted Parties to create, incur, assume or permit to exist any Indebtedness in excess of U.S.$100,000,000 in the aggregate (which amount includes any Indebtedness of Teck Cominco Alaska Incorporated), excluding intercompany indebtedness among the Debt Restricted Parties, the Borrower and any Guarantor; provided that this Section 6.1 will cease to apply: (i) to each of the Debt Restricted Parties at such time as it becomes a Guarantor; and (ii) to all of the Debt Restricted Parties at such time as Teck Cominco Alaska Incorporated becomes a Guarantor, and its loan from Cominco Hungary Services Kft (currently in the principal amount of U.S.$325,000,000), if such loan remains outstanding and is held by Cominco Hungary Services Kft or any other Subsidiary that is not a Guarantor, has been postponed, pursuant to a postponement agreement in form and substance satisfactory to the Administrative Agent, to the obligations of Teck Cominco Alaska Incorporated as a Guarantor.
6.2 Negative Pledge — Borrower and Guarantors. The Borrower will not, and will not permit any Guarantor to, create, incur, or assume any Indebtedness for Borrowed Money secured by any Lien of or on any property or asset now owned or hereafter acquired by the Borrower or any Guarantor, without making effective provision whereby all amounts from time to time owing under this Agreement and the other Financing Documents (together with, if and to the extent the Borrower shall so determine, any other Indebtedness for Borrowed Money of the Borrower or such Guarantor then existing or thereafter created that is not subordinate in right of payment to the amounts owing under this Agreement and the other Financing Documents ) shall be secured equally and ratably with (or prior to) such secured Indebtedness for Borrowed Money, so long as such Indebtedness for Borrowed Money shall be so secured; provided that the foregoing shall not prevent, restrict or apply to any of the following:
     (a) any Lien on any property or asset of any Person (i) existing at the time such Person becomes a Guarantor, or (ii) created, incurred or assumed in connection with the acquisition of any such Person;
     (b) any Lien on any property or asset existing at the time of acquisition of such property or asset by the Borrower or a Guarantor, whether or not assumed by the Borrower or such Guarantor; provided that no such Lien shall extend to any other property or asset of the Borrower or any Guarantor;
     (c) any Lien on (i) all or any part of any property or asset (including any improvements or additions to improvements on a property) hereafter acquired, developed, expanded or constructed by the Borrower or any Guarantor; or (ii) any shares or other securities of any Subsidiary of the Borrower or any Guarantor, which Subsidiary is directly or indirectly engaged primarily in the business of owning or holding any property or asset; in either case to secure the payment of all or any part of the purchase price, cost of acquisition or cost of development, expansion or construction of any such property or asset or of improvements or additions to improvements thereon (or to secure any Indebtedness for Borrowed Money incurred by the Borrower or a Guarantor for the purpose of financing all or any part of the purchase price, cost of acquisition or cost of development, expansion or construction thereof or of improvements or additions to improvements thereon) created prior to, at the time of or within 360 days after the later of the acquisition, development, expansion or completion of construction (including construction of improvements or additions to improvements thereon), or commencement of full operation of such property; provided, however, that no such Lien referred to in clause (i) above shall extend to any other property or asset of the Borrower or a Guarantor other than, in the case of any such construction, improvement, development, expansion or addition to improvement, all or any part of any other property on which the property so constructed, developed or expanded, or the improvement or addition to improvement, is located;
     (d) any Lien on any assets acquired by the Borrower or a Guarantor after the date hereof (including the shares of stock and the assets of any acquired subsidiary), provided that (i) each such Lien shall at all times be confined solely to the assets so acquired, (ii) the principal amount of Indebtedness for Borrowed Money secured by each such Lien shall at no time exceed the cost of the assets to the Borrower or the respective Guarantor (including the principal amount of the Indebtedness for Borrowed Money secured thereby), whether or not the Borrower or the respective Guarantor has any personal liability with respect to the assets so acquired, and (iii) each such Lien shall be created, incurred, issued or assumed within 360 days after the acquisition of such assets;
     (e) any Lien on any property or asset of any Guarantor to secure Indebtedness for Borrowed Money owing by such Guarantor to the Borrower or to another Guarantor;
     (f) any Lien on any property or asset of the Borrower to secure Indebtedness for Borrowed Money owing by it to a Guarantor;
     (g) any Lien on any property or asset of the Borrower or any Guarantor in favour of Canada or any province or territory thereof or the United States of America or any state thereof, or any political subdivision, department, agency or instrumentality of any of them; (i) to secure partial, progress, advance, or other payments by the Borrower or any Guarantor pursuant to the provision of any contract or statute, or (ii) to secure Indebtedness incurred in connection with environmental law obligations, provided that the aggregate of all such Indebtedness for Borrowed Money (together with all Indebtedness for Borrowed Money covered by Section 6.3 (f)) shall not at any time exceed an amount equal to 5% of Consolidated Net Tangible Assets;
     (h) any Lien on any property or asset of the Borrower or any Guarantor existing on the Effective Date;
     (i) any mechanics’, workmen’s, repairmen’s, materialmen’s, carriers’, construction and other similar liens arising in the ordinary course of business;
     (j) any Lien on any property or asset of the Borrower or any Guarantor created for the sole purpose of renewing or refunding any Lien referred to in any of Sections 6.2 (a) through (i), inclusive, above; provided, however, that the Indebtedness for Borrowed Money secured thereby shall not exceed the principal amount of Indebtedness for Borrowed money so secured at the time of such renewal or refunding, and that such renewal or refunding Lien shall be limited to all or any part of the same property or asset and improvements and additions to improvements thereon which secured the Lien renewed or refunded;
     (k) any Lien on any property or asset created, incurred, issued or assumed to secure Indebtedness for Borrowed Money of the Borrower or any Guarantor, which would otherwise be subject to the foregoing restrictions of this Section 6.2, in an aggregate amount which, together with: (i) the aggregate principal amount of other Indebtedness for Borrowed Money secured by Liens created or assumed by the Borrower or any Guarantor on property or assets then outstanding (excluding any such Indebtedness for Borrowed Money secured by Liens covered in Sections 6.2 (a) through (j), inclusive, above), (ii) the aggregate principal amount of other Indebtedness for Borrowed Money secured by Liens on Principal Properties of Other Restricted Subsidiaries or on any shares of stock or Indebtedness for Borrowed Money of any Other Restricted Subsidiary (excluding any such Indebtedness for Borrowed Money secured by Liens covered in Sections 6.3 (a) through (i), inclusive), and (iii) the Attributable Indebtedness in respect of all Sale and Leaseback Transactions entered into after the date of this Agreement

(other than any Sale and Leaseback Transaction to the extent that the proceeds thereof are used to repay Indebtedness for Borrowed Money), would not at the time exceed an amount equal to 10% of Consolidated Net Tangible Assets;
     (l) any acquisition by the Borrower or any Guarantor of any property or assets subject to any reservation or exception under the terms of which any vendor, lessor or assignor creates, reserves or excepts or has created, reserved or excepted an interest in any mineral in place or the proceeds thereof;
     (m) any conveyance or assignment whereby the Borrower or any Guarantor conveys or assigns to any Person or Persons an interest in any mineral in place or the proceeds thereof; or
     (n) any Lien upon any property or assets owned or leased by the Borrower or any Guarantor or in which the Borrower or such Guarantor owns an interest to secure Indebtedness for Borrowed Money to the Person or Persons paying the expenses of developing or conducting operations for the recovery, storage, transportation or the sale of the mineral resources of such property (or property with which it is unitized).
6.3 Negative Pledge — Other Restricted Subsidiaries. The Borrower will not permit any Other Restricted Subsidiary to create, incur, or assume any Indebtedness for Borrowed Money secured by any Lien on any Principal Property or on shares of stock or Indebtedness for Borrowed Money of any Restricted Subsidiary, now owned or hereafter acquired by any Other Restricted Subsidiary, without making effective provision whereby all amounts from time to time owing under this Agreement and the other Financing Documents (together with, if and to the extent the Borrower shall so determine, any other Indebtedness for Borrowed Money of the Borrower or such Other Restricted Subsidiary then existing or thereafter created that is not subordinate in right of payment to the amounts owing under this Agreement and the other Financing Documents) shall be secured equally and ratably with (or prior to) such secured Indebtedness for Borrowed Money, so long as such Indebtedness for Borrowed Money shall be so secured; provided, however, that the foregoing shall not prevent, restrict or apply to any of the following:
(a)	any Lien on any property, shares of stock or Indebtedness for Borrowed Money of any Person (i) existing at the time such Person becomes a Restricted Subsidiary, or (ii) created, incurred or assumed in connection with the acquisition of any such Person;

(b)	any Lien on any Principal Property (i) created, incurred or assumed at or prior to the time such property becomes a Principal Property, or (ii) existing at the time of acquisition of such Principal Property by such Other Restricted Subsidiary, whether or not assumed by such Other Restricted Subsidiary; provided that no such Lien shall extend to any other Principal Property of such Other Restricted Subsidiary;

(c)	any Lien on (i) all or any part of any Principal Property (including any improvements or additions to improvements on a Principal Property) hereafter acquired, developed, expanded or constructed by any Other Restricted Subsidiary;

or (ii) any shares or other securities of any subsidiary of any Other Restricted Subsidiary which subsidiary is directly or indirectly engaged primarily in the business of owning or holding any Principal Property; in either case to secure the payment of all or any part of the purchase price, cost of acquisition or cost of development, expansion or construction of such Principal Property or of improvements or additions to improvements thereon (or to secure any Indebtedness for Borrowed Money incurred by any Other Restricted Subsidiary for the purpose of financing all or any part of the purchase price, cost of acquisition or cost of development, expansion or construction thereof or of improvements or additions to improvements thereon) created prior to, at the time of or within 360 days after the later of the acquisition, development, expansion or completion of construction (including construction of improvements or additions to improvements thereon), or commencement of full operation of such Principal Property; provided, however, that no such Lien referred to in clause (i) above shall extend to any other Principal Property of any Other Restricted Subsidiary other than, in the case of any such construction, improvement, development, expansion or addition to improvement, all or any part of any other Principal Property on which the Principal Property so constructed, developed or expanded, or the improvement or addition to improvement, is located;
(d)	any Lien on any assets acquired by any Other Restricted Subsidiary after the date hereof (including the shares of stock and the assets of any acquired subsidiary), provided that (i) each such Lien shall at all times be confined solely to the assets so acquired, (ii) the principal amount of Indebtedness for Borrowed Money secured by each such Lien shall at no time exceed the cost of the assets to such Other Restricted Subsidiary (including the principal amount of the Indebtedness for Borrowed Money secured thereby), whether or not such Other Restricted Subsidiary has any personal liability with respect to the assets so acquired, and (iii) each such Lien shall be created, incurred, issued or assumed within 360 days after the acquisition of such assets;

(e)	any Lien on any Principal Property of any Other Restricted Subsidiary to secure Indebtedness for Borrowed Money owing by such Other Restricted Subsidiary to the Borrower, to any Guarantor, or to any other Other Restricted Subsidiary;

(f)	any Lien on any Principal Property of any Other Restricted Subsidiary in favour of Canada or any province or territory thereof or the United States of America or any state thereof, or any political subdivision, department, agency or instrumentality of any of them; (i) to secure partial, progress, advance, or other payments by any Other Restricted Subsidiary pursuant to the provision of any contract or statute, or (ii) to secure Indebtedness incurred in connection with environmental law obligations, provided that the aggregate of all such Indebtedness for Borrowed Money (together with all Indebtedness for Borrowed Money covered by Section 6.2 (g)) shall not at any time exceed an amount equal to 5% of Consolidated Net Tangible Assets;

(g)	any Lien on any property or asset of any Other Restricted Subsidiary existing on the Effective Date;

(h)	any mechanics’, workmen’s, repairmen’s, materialmen’s, carriers’, construction and other similar liens arising in the ordinary course of business;

(i)	any Lien on any Principal Property of any Other Restricted Subsidiary created for the sole purpose of renewing or refunding any Lien referred to in any of Sections 6.3 (a) through (h), inclusive, above; provided, however, that the Indebtedness for Borrowed Money secured thereby shall not exceed the principal amount of Indebtedness for Borrowed Money so secured at the time of such renewal or refunding, and that such renewal or refunding Lien shall be limited to all or any part of the same Principal Property and improvements and additions to improvements thereon and/or shares or stock of any Other Restricted Subsidiary which secured the Lien renewed or refunded;

(j)	any Lien on any Principal Property or on any shares of stock or Indebtedness for Borrowed Money of any Other Restricted Subsidiary created, incurred, issued or assumed to secure Indebtedness for Borrowed Money of the Borrower, a Guarantor or any Other Restricted Subsidiary, which would otherwise be subject to the foregoing restrictions of this Section 6.3, in an aggregate amount which, together with (i) the aggregate principal amount of other Indebtedness for Borrowed Money secured by Liens on Principal Properties or on any shares of stock or Indebtedness for Borrowed Money of any Other Restricted Subsidiary (excluding any such Indebtedness for Borrowed Money secured by Liens covered in Sections 6.3 (a) through (i), inclusive, above), (ii) the aggregate principal amount of other Indebtedness for Borrowed Money secured by Liens created or assumed by the Borrower or any Guarantor on any property or assets then outstanding (excluding any such Indebtedness for Borrowed Money secured by Liens covered in Sections 6.2 (a) through (j), inclusive)) and (iii) the Attributable Indebtedness in respect of all Sale and Leaseback Transactions entered into after the date of this Agreement(other than any Sale and Leaseback Transaction to the extent that the proceeds thereof are used to repay Indebtedness for Borrowed Money), would not at the time exceed an amount equal to the sum of 10% of Consolidated Net Tangible Assets;

(k)	any acquisition by any Other Restricted Subsidiary of any property or assets subject to any reservation or exception under the terms of which any vendor, lessor or assignor creates, reserves or excepts or has created, reserved or excepted an interest in any mineral in place or the proceeds thereof;

(l)	any conveyance or assignment whereby any Other Restricted Subsidiary conveys or assigns to any Person or Persons an interest in any mineral in place or the proceeds thereof; or

(m)	any Lien upon any property or assets owned or leased by any Other Restricted Subsidiary or in which such Other Restricted Subsidiary owns an interest to secure Indebtedness for Borrowed Money to the Person or Persons paying the expenses of developing or conducting operations for the recovery, storage, transportation or the sale of the mineral resources of such property (or property with which it is unitized).
6.4 Fundamental Changes. The Borrower will not, and will not permit any Material Subsidiary to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or any of the Equity Securities of any of the Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, unless (a) at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and (b) in the case of any such transaction involving the Borrower or the Guarantor, the surviving or successor entity expressly assumes the obligations of the Borrower or the Guarantor, as applicable, under the Financing Documents;
6.5 Restrictive Agreements. The Borrower will not permit any Debt Restricted Party, directly or indirectly, to enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Debt Restricted Party to pay dividends or other distributions with respect to any Equity Securities or with respect to, or measured by, its profits or to make or repay loans or advances to the Borrower or any Guarantor, or (b) the ability of any Debt Restricted Party to make any loan or advance to the Borrower or any Guarantor; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Law or by this Agreement; and (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule K , or any extension or renewal of any such restriction or condition, or any restriction and condition on substantially the same terms created at any time after the date hereof.
6.6 Pre-Closing Period. The Borrower will not extend the Pre-Closing Period.
ARTICLE 7
EVENTS OF DEFAULT
7.1 Events of Default. If any of the following events (“Events of Default”) shall occur:
     (a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) above) payable under this Agreement, when and as the same shall become due and payable and such failure shall continue unremedied for a period of three (3) Business Days after written notice from the Administrative Agent with respect to such failure;

     (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Material Subsidiary in or in connection with any Financing Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Financing Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed to be made;
     (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.1(e)(ii) or (vii), 5.2 (with respect to the Borrower’s existence), 5.10, 5.14, 5.17 or in Article 6 (or in any comparable provision of any other Financing Document);
     (e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b) or (d) above) or any other Financing Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
     (f) the Borrower or any Material Subsidiary shall fail to make any payment, whether of principal or interest, and regardless of amount, in respect of any Material Indebtedness, when and as the same shall become due and payable (provided that if the agreement with respect to such Material Indebtedness provides for notice and/or a cure period, such failure shall not constitute an Event of Default hereunder until such notice shall have been given and/or such cure period shall have expired);
     (g) any event or condition occurs that results in any Material Indebtedness of the Borrower or any Material Subsidiary being declared (or being capable of being declared) by the creditor thereunder (or any agent or trustee on behalf of any creditor thereunder) to be due prior to its scheduled maturity; provided that this Section 7.1(g) shall not apply to secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness so long as the proceeds of such sale or transfer are sufficient to, and are applied to, reduce such secured Material Indebtedness to nil;
     (h) the Borrower or any Material Subsidiary:
(i)	becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement between it and any class of its creditors;

(ii)	commits an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada), or makes an assignment of its property for the general benefit of its creditors under such Act, or makes a proposal (or files a notice of its intention to do so) under such Act;

(iii)	institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and any applicable corporations legislation) or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(iv)	applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property; or

(v)	threatens to do any of the foregoing, or takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 7.1(h) or in Section 7.1(i), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof,
     (i) any petition is filed, application made or other proceeding instituted against or in respect of the Borrower or any Material Subsidiary:
(i)	seeking to adjudicate it an insolvent;

(ii)	seeking a receiving order against it under the Bankruptcy and Insolvency Act (Canada);

(iii)	seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and any applicable corporations legislation) or at common law or in equity; or

(iv)	seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property;

and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of 45 days after the institution thereof, provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against the Borrower or any Material Subsidiary thereunder in the interim, such grace period will cease to apply, and provided further that if the Borrower or any Material Subsidiary files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply;
     (j) any other event occurs which, under the Laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in either of Sections 7.1(h) or (i);
     (k) one or more judgments for the payment of money in a cumulative amount in excess of Cdn.$50,000,000 (or its then equivalent in any other currency) in the aggregate is rendered against the Borrower, any Material Subsidiary or any combination thereof and the Borrower or Material Subsidiary has not (i) provided for its discharge in accordance with its terms within 45 days from the date of entry thereof, or (ii) procured a stay of execution thereof within 45 days from the date of entry thereof and within such period, or such longer period during which execution of such judgment has not been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal, provided that if enforcement and/or realization proceedings are lawfully commenced in respect thereof in the interim, such grace period will cease to apply;
     (l) one or more final judgments, not involving the payment of money and not otherwise specified in this Section 7.1(l), has been rendered against the Borrower or any Material Subsidiary, the result of which could reasonably be expected to result in a Material Adverse Effect, so long as the Borrower or Material Subsidiary has not (i) provided for its discharge in accordance with its terms within 45 days from the date of entry thereof, or (ii) procured a stay of execution thereof within 45 days from the date of entry thereof and within such period, or such longer period during which execution of such judgment has been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal, provided that if enforcement and/or realization proceedings are lawfully commenced in respect thereof in the interim, such grace period will cease to apply;
     (m) this Agreement, any other Financing Document or any material obligation or other provision hereof or thereof at any time for any reason terminates or ceases to be in full force and effect and a legally valid, binding and enforceable obligation of any Credit Party, is declared to be void or voidable or is repudiated, or the validity, binding effect, legality or enforceability hereof or thereof is at any time contested by any Credit Party, or any Credit Party denies that it has any or any further liability or obligation hereunder or thereunder or any action or proceeding is commenced by any Credit Party to enjoin or restrain the performance or observance by the Borrower or any Material Subsidiary of any material terms hereof or thereof or to question the validity or enforceability hereof or thereof, or at any time it is unlawful or impossible for the Borrower or any Material Subsidiary to perform any of its material obligations hereunder or thereunder; or
     (n) an ERISA Event with respect to Teck Cominco Alaska Incorporated shall occur, and such ERISA Event results in a Material Adverse Effect;

then, and in every such event (other than an event with respect to the Borrower described in clause (h), (i) or (j) above), and at any time thereafter during the continuance of such event or any other such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding and all other amounts outstanding hereunder to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind except as set forth earlier in this paragraph, all of which are hereby waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (h), (i) or (j) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE 8
THE ADMINISTRATIVE AGENT
8.1 Appointment of Agents. Each Lender hereby designates JPMorgan Chase Bank, N.A. as Administrative Agent to act as herein specified and as specified in the other Financing Documents. Each Lender hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of the Financing Documents, including the giving of the confirmation in writing contemplated by Section 4.2, and to exercise such powers and to perform such duties thereunder as are specifically delegated to or required of the Administrative Agent and the Co-Syndication Agents by the terms thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder by or through its agents or employees. Without limiting the foregoing, the parties acknowledge that certain duties and functions of the Administrative Agent with respect to the Tranche B Commitments will be performed by JPMorgan Chase Bank, N.A., Toronto Branch (which is a Canadian branch of the Administrative Agent), and in that capacity, JPMorgan Chase Bank, N.A., Toronto Branch will have the benefit of, and be subject to, the provisions of this Agreement, including this Article 8.
8.2 Limitation of Duties of Agents. The Administrative Agent shall have no duties or responsibilities except those expressly set forth with respect to the Administrative Agent in this Agreement and as specified in the other Financing Documents. Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or wilful misconduct. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have, by reason of this Agreement or the other Financing Documents, a fiduciary relationship in respect of any Lender. Nothing in this Agreement or the other Financing Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this

Agreement except as expressly set forth herein. The Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to this Agreement or the other Financing Documents unless it is requested in writing to do so by the Required Lenders.
8.3 Lack of Reliance on the Agents.
     (a) Independent Investigation. Independently, and without reliance upon the Administrative Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries, and, except as expressly provided in this Agreement and the other Financing Documents, the Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the consummation of the Transactions or at any time or times thereafter.
     (b) Administrative Agent Not Responsible. The Administrative Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement or the other Financing Documents or the financial condition of the Borrower and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the other Financing Documents, or the financial condition of the Borrower and its Subsidiaries, or the existence or possible existence of any Default or Event of Default.
8.4 Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Lenders or the Required Lenders (as the case may be) with respect to any act or action (including the failure to act) in connection with this Agreement or the other Financing Documents, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received written instructions from the Lenders or the Required Lenders, as applicable, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement and the other Financing Documents in accordance with the instructions of the Required Lenders, or, to the extent required by Section 9.2, all of the Lenders.
8.5 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or facsimile message, electronic mail, cablegram, radiogram, order or other documentary teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
8.6 Indemnification of Agents. To the extent the Administrative Agent is not reimbursed and indemnified by the Borrower, each Lender will reimburse and indemnify the Administrative Agent, in proportion to its aggregate Applicable Percentage, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement or any other Financing Document; provided that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence (it being acknowledged that ordinary negligence does not necessarily constitute gross negligence) or wilful misconduct.
8.7 The Agents in their Individual Capacities. With respect to its obligations under this Agreement and the Loans made by it, JPMorgan Chase Bank, N.A., in its capacity as Lender hereunder, shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties, if any, specified herein; and the terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include JPMorgan Chase Bank, N.A. in its capacity as Lender hereunder. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any affiliate of the Borrower as if it were not performing the duties, if any, specified herein, and may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.
8.8 May Treat Lender as Owner. The Borrower and the Administrative Agent may deem and treat each Lender as the owner of the Loans recorded on the Register maintained pursuant to Section 9.4(c) for all purposes hereof until a written notice of the assignment or transfer thereof shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the owner of a Loan shall be conclusive and binding on any subsequent owner, transferee or assignee of such Loan.
8.9 Successor Administrative Agent.
     (a) Administrative Agent Resignation. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation or removal, the Required Lenders shall have the right, upon five Business Days’ notice to the Borrower, to appoint a successor Administrative Agent, subject to the approval of the Borrower, such approval not to be unreasonably withheld. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then, upon five Business Days’ notice to the Borrower, the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent (subject to approval of the Borrower, such approval not to be unreasonably withheld), which shall be a financial institution organized under the laws of Canada having a combined capital and surplus of at least Cdn.$100,000,000 or having a parent company with combined capital and surplus of at least Cdn.$100,000,000.
     (b) Rights, Powers, etc. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
8.10 Other Titles. The Co-Syndication Agents, the Co-Lead Arrangers and Joint Bookrunners are designated as such on the cover page of this Agreement but are not parties to this Agreement in such capacities and have no duties, liabilities or obligations in such capacities hereunder.
ARTICLE 9
MISCELLANEOUS
9.1 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile in each case to the addressee, as follows:
(a)	if to the Borrower:
Teck Cominco Limited
550 Burrard Street
Suite 3300
Vancouver, BC V6C 0B3
Attention: Chief Financial Officer
Facsimile: 604-699-4750
(b)	if to the Administrative Agent:
JPMorgan Chase Bank, N.A.
1111 Fannin Street, Floor 10
Houston, TX 77002
Attention: Leslie Opeyemi
Facsimile: 713-427-6307
with a copy to:

JPMorgan Chase Bank, N.A., Toronto Branch
200 Bay Street, Suite 1800
Royal Bank Plaza, South Tower
Toronto, ON M5J 2J2
Attention: Amanda Vidulich, Account Manager
Facsimile: (416) 981-9128
     (c) if to any Lender, to it at its address (or facsimile number) set forth opposite its name in the execution page(s) of this Agreement.
Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
9.2 Waivers; Amendments.
     (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
     (b) Neither this Agreement nor any other Financing Document (or any provision hereof or thereof) may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the amount or extend the expiry date of any Commitment of any Lender without the prior written consent of each Lender directly affected thereby, (ii) reduce the principal amount of any Loan or reduce the rate of interest or any fee applicable to any Loan without the prior written consent of each Lender directly affected thereby, (iii) postpone the date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable in respect thereof, or reduce the amount of, waive or excuse any such payment, without the prior written consent of each Lender directly affected thereby, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender directly affected thereby, or (v) change any of the provisions of this Section 9.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender; and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.
9.3 Expenses; Indemnity; Damage Waiver.
     (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Co-Lead Arrangers and Joint Bookrunners and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and all applicable Taxes, in connection with the syndication of the Credit Facility and the preparation and administration of this Agreement and the other Financing Documents, (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and applicable Taxes, in connection with any amendments, modifications or waivers of the provisions hereof or of any of the other Financing Documents, (whether or not the transactions contemplated hereby or thereby shall be consummated), and (iii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender and all applicable Taxes, in connection with the enforcement or protection of their rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
     (b) The Borrower shall indemnify the Administrative Agent and each Lender, as well as each Related Party and each assignee of any of the foregoing Persons (each such Person and each such assignee being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, cost recovery actions, damages, expenses and liabilities of whatsoever nature or kind and all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses and reasonable fees, charges and, disbursements of counsel) and all applicable Taxes to which any Indemnitee may become subject arising out of or in connection with (i) the execution or delivery of the Financing Documents or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder, and the consummation of the Transactions or any other transactions thereunder, (ii) any Loan or any actual or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, (v) any other aspect of this Agreement and the other Financing Documents, or (vi) the enforcement of any Indemnitee’s rights hereunder and any related investigation, defence, preparation of defence, litigation and enquiries, in each case regardless of whether or not the Acquisition is consummated; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence (it being acknowledged that ordinary negligence does not necessarily constitute gross negligence) or wilful misconduct of or material breach of this Agreement by such Indemnitee.

     (c) To the extent that the Borrower fails to pay any amount required to be paid under Sections 9.3 (a) or (b), each Lender severally agrees to pay to the Administrative Agent, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, in its capacity as such.
     (d) The Borrower shall not assert, and hereby waives (to the fullest extent permitted by applicable Law), any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Financing Document, or any agreement or instrument contemplated thereby, any Loan or the use of the proceeds thereof.
     (e) Any inspection of any property of the Borrower or any of its Subsidiaries made by or through the Administrative Agent or any Lender is for purposes of administration of the Commitments only, and neither the Borrower nor any of its Subsidiaries is entitled to rely upon the same (whether or not such inspections are at the expense of the Borrower).
     (f) By accepting or approving anything required to be observed, performed, fulfilled or given to the Administrative Agent or the Lenders pursuant to the Financing Documents, neither the Administrative Agent nor the Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Administrative Agent or the Lenders.
     (g) The relationship between the Borrower and the Administrative Agent and the Lenders is, and shall at all times remain, solely that of borrowers and lenders. Neither the Administrative Agent nor the Lenders shall under any circumstance be construed to be partners or joint venturers of the Borrower or its Affiliates. Neither the Administrative Agent nor the Lenders shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Borrower or its Affiliates, or to owe any fiduciary duty to the Borrower or its Affiliates. Neither the Administrative Agent nor the Lenders undertake or assume any responsibility or duty to the Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform the Borrower or its Affiliates of any matter in connection with their property or the operations of the Borrower or its Affiliates. The Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Administrative Agent or the Lenders in connection with such matters is solely for the protection of the Administrative Agent and the Lenders, and neither the Borrower nor any other Person is entitled to rely thereon.
     (h) This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of the Borrower, the Administrative Agent and the Lenders in connection with the Loans, and is made for the sole benefit of the Borrower, the Administrative Agent and the Lenders, and the Administrative Agent’s and each Lender’s successors and assigns. Except as provided in Sections 9.3(b) and 9.4, no other Person shall have any rights of any nature hereunder or by reason hereof.
     (i) All amounts due under this Section 9.3 shall be payable not later than three Business Days after written demand therefor.
9.4 Successors and Assigns.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Financing Documents (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or a Lender Affiliate or an Approved Fund of any Lender, the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), provided further that the Borrower’s consent shall not be required with respect to any assignment made at any time after the occurrence and during the continuance of an Event of Default, (ii) except in the case of an assignment to a Lender or a Lender Affiliate or an Approved Fund of any Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Acceptance relating to such assignment is delivered to the Administrative Agent) shall not be less than U.S.$5,000,000, unless each of the Borrower and the Administrative Agent otherwise consent in writing, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of U.S.$3,500, payable by the assigning Lender, and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. The Administrative Agent shall provide the Borrower and each Lender with written notice of any change in (or new) address of a Lender disclosed in an Administrative Questionnaire. Subject to acceptance and recording thereof pursuant to Section 9.4(d), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, shall have all of the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, and 2.15 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.4(e).
     (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
     (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.4(b) and any written consent to such assignment required by Section 9.4(b), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.4(d).
     (e) Any Lender may, without notice to the Borrower or the consent of the Borrower or the Administrative Agent, sell participations to one or more Persons (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Financing Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s rights and obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (iv) no competitor of the Borrower may be a Participant without the prior written consent of the Borrower. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant.
     (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, and Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

9.5 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. Sections 2.13, 2.14, 2.15 and 9.3 and Article 8 shall survive and remain in full force and effect, regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
9.6 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Financing Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed original counterpart of a signature page of this Agreement by facsimile shall be as effective as delivery of a manually executed original counterpart of this Agreement.
9.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
9.8 Right of Set Off. If an Event of Default shall have occurred and be continuing and the amounts then outstanding hereunder have become due and payable in accordance with the concluding paragraph of Section 7.1, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, regardless of currency) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all of the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 9.8 are in addition to other rights and remedies (including other rights of set off) which such Lender may have and are not intended to create a security interest.
9.9 Governing Law; Jurisdiction; Consent to Service of Process.
     (a) This Agreement shall be construed in accordance with and governed by the laws of the Province of Ontario.
     (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Courts of the Province of Ontario, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement, or any other Financing Document or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in Ontario. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Financing Document against the Borrower or its properties in the courts of any other jurisdiction.
     (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in this Section 9.9(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, any forum non conveniens defence to the maintenance of such action or proceeding in any such court.
     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FINANCING DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
9.12 Confidentiality. The Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to each of their Affiliates, directors, officers, employees, agents and advisors, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or other Governmental Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under any Financing Document or any suit, action or proceeding relating to any Financing Document or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower, any of its Subsidiaries, or their respective business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
9.13 Press Releases and Related Materials. The Borrower agrees that neither it nor its Affiliates will issue any press release or other public disclosure using the name of the Administrative Agent or any of the Lenders or referring to this Agreement without at least two (2) Business Days’ prior notice to the Administrative Agent or the applicable Lender unless (and only to the extent that) the Borrower or Affiliate is required to do so under law and then, in any event, the Borrower or Affiliate will consult with the Administrative Agent or the applicable Lender before issuing such press release or other public disclosure. The Borrower consents to the publication by the Administrative Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using its name, product photographs, logo or trademark. The Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.
9.14 Anti-Money Laundering Legislation.
     (a) The Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders and the

Administrative Agent may be required to obtain, verify and record information regarding the Borrower, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Borrower, and the transactions contemplated hereby. The Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Administrative Agent, or any prospective assignee or participant of a Lender or the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.
     (b) If the Administrative Agent has ascertained the identity of the Borrower or any authorized signatories of the Borrower for the purposes of applicable AML Legislation, then the Administrative Agent:
(i)	shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of applicable AML Legislation; and

(ii)	shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.
Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of the Borrower or any authorized signatories of the Borrower on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Borrower or any such authorized signatory in doing so.
[Balance of this page left blank; signature pages follow.]

S1

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Address:	550 Burrard Street	TECK COMINCO LIMITED, as Borrower
Suite 3300
	Vancouver, BC V6C 0B3	By:	/s/ Ronald A. Millos

	Attention: Chief Financial Officer	Name:	Ronald A. Millos
	Facsimile: 604-699-4750	Title:	Senior Vice President, Finance and Chief Financial Officer

		By:	/s/ Peter C. Rozee

		Name:	Peter C. Rozee
		Title:	Senior Vice President, Commercial Affairs

S2

Address:	1111 Fannin Street, Floor 10	JPMORGAN CHASE BANK, N.A., as
	Houston, TX 77002	Administrative Agent

Attention:	Leslie Opeyemi	By:	/s/ MARIAN N. SCHULMAN
Facsimile No.:	713-427-6307	Name:	MARIAN N. SCHULMAN
		Title:	Managing Director

JPMORGAN CHASE BANK, N.A.,
TORONTO BRANCH, as Lender

		By:	/s/ MARIAN N. SCHULMAN

		Name:	MARIAN N. SCHULMAN
		Title:	Managing Director

CITIBANK NA, CANADIAN BRANCH,
as Lender

		By:	/s/ Christopher Impey

		Name:	Christopher Impey
Title:

MERRILL LYNCH CAPITAL CORPORATION,
as Lender

		By:	/s/ Don Burkitt

		Name:	Don Burkitt
		Title:	Vice President

MERRILL LYNCH CAPITAL CANADA INC.,
as Lender

By:	/s/ MARCELO COSMA

Name:	MARCELO COSMA
Title:	VICE-PRESIDENT

BANK OF MONTREAL,
as Lender

By:	/s/ Stephen Kelly

Name:	Stephen Kelly
Title:	Managing Director

CANADIAN IMPERIAL BANK OF COMMERCE,
as Lender

By:	/s/ Jens Paterson

Name:	Jens Paterson
Title:	Executive Director

By:	/s/ Scott Curtis

Name:	Scott Curtis
Title:	Managing Director

S2

ROYAL BANK OF CANADA, as Lender

	By:	/s/ Stam Fountoulakis
	Name:	Stam Fountoulakis
	Title:	Authorized Signatory

ABN AMRO BANK N.V.,	ABN AMRO BANK N.V.,
Canada Branch	as Lender
79 Wellington Street West
Suite 1500	By:	/s/ David R. Wingfelder

Toronto, ON M5K 1G8	Name:	David R. Wingfelder
Canada	Title:	Managing Director

	By:	/s/ David Wright

	Name:	David Wright
	Title:	Vice-President

BANK OF AMERICA, N.A., as Lender

	By:	/s/ Medina Sales de Andrade

	Name:	Medina Sales de Andrade
	Title:	Vice President

S2

MIZUHO CORPORATE BANK, LTD.,
as Lender

By:	/s/ Rob MacKinnon
Name:	Rob MacKinnon
Title:	Group Vice President, Canada Branch

THE BANK OF NOVA SCOTIA,
as Lender

By:	/s/ Kurt R. Foellmer

Name:	Kurt R. Foellmer
Title:	Director

By:	/s/ Alexander Mihailovich

Name:	Alexander Mihailovich
Title:	Associate Director

THE TORONTO-DOMINION BANK, as Lender

By:	/s/ Frazer Scott

Name:	Frazer Scott
Title:	Managing Director

S2

By:	/s/ Ben Montgomery
Name:	Ben Montgomery
Title:	Vice President

BANK OF TOKYO-MITSUBISHI UFJ
(CANADA), as Lender

By:	/s/ Masayuki Izaki

Name:	Masayuki Izaki
Title:	EVP & General Manager Vancouver Office

By:	/s/ Davis J. Stewart

Name:	Davis J. Stewart
Title:	Senior Vice President Vancouver Office

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. NEW YORK BRANCH, as Lender

By:	/s/ Spencer Hughes

Name:	Spencer Hughes
Title:	Authorized Signatory

SCHEDULE A
COMMITMENTS
TRANCHE A COMMITMENTS

Lender	Commitment
MERRILL LYNCH CAPITAL CORPORATION	$351,792,558.06
ABN AMRO BANK N.V.	$151,060,000.00
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH	$92,960,000.00

TOTAL TRANCHE A COMMITMENT	$595,812,558.06

TRANCHE B COMMITMENTS

Lender	Commitment
JPMORGAN CHASE BANK, N.A., TORONTO BRANCH	$991,727,319.07
CITIBANK NA, CANADIAN BRANCH	$991,727,319.07
MERRILL LYNCH CAPITAL CANADA INC.	$639,934,761.00
BANK OF MONTREAL	$654,439,347.60
CANADIAN IMPERIAL BANK OF COMMERCE	$654,439,347.60
ROYAL BANK OF CANADA	$654,439,347.60
BANK OF AMERICA, N.A.	$151,060,000.00
MIZUHO CORPORATE BANK, LTD.	$151,060,000.00
THE BANK OF NOVA SCOTIA	$151,060,000.00
THE TORONTO-DOMINION BANK	$151,060,000.00
BANK OF TOKYO-MITSUBISHI UFJ (CANADA)	$23,240,000.00

TOTAL TRANCHE B COMMITMENT	$5,214,187,441.94

TOTAL COMMITMENTS	$5,810,000,000.00	[1]

All amounts in above table are in U.S. Dollars.

[1]	Subject to reduction in accordance with Section 2.9(b)(iv).

SCHEDULE B
DISCLOSED MATTERS
Lake Roosevelt
At the instigation of the Colville Confederated Tribes, Region 10 of the United States Environmental Protection Agency (“EPA”) completed an expanded site assessment of the Upper Columbia River and Lake Roosevelt for metal contamination and determined that the site qualified for NPL (superfund) listing. The EPA identified the Borrower’s affiliate Teck Cominco Metals Ltd.s’ (“TCML”) Trail Operations as the party principally responsible for metal contamination at the site and the Borrower was invited to enter into negotiations with the EPA with a view to settling an alternative to superfund agreement. Teck Cominco American Incorporated (“TCAI”), the Borrower’s U.S. affiliate, responded on behalf of the Borrower and submitted a comprehensive offer to study potential human health and environmental impacts of the hazards identified in the EPA assessment, and to fund studies and incur oversight costs with an aggregate estimated cost of US$13 million. Those negotiations were broken off by the EPA in November 2003. In December 2003, the EPA issued information requests to the Borrower, Teck Cominco Metals, Teck Cominco American and Teck Cominco Alaska. The EPA also issued a Unilateral Administrative Order (“UAO”) to TCML purporting to order the Canadian company to conduct a remedial investigation and feasibility study in accordance with the CERCLA protocols (“RI/FS”). TCAI and Teck Cominco Alaska fully responded to the information requests. The Borrower and TCML declined to participate in the information requests and TCML advised the agency that it had no jurisdiction to issue the UAO.
In January 2004, the Canadian government delivered a Diplomatic Note to the U.S. State Department indicating its concern about the purported application of American law against a Canadian domestic company and formally requesting the EPA to rescind the Order to allow negotiations to proceed on a cooperative basis. Discussions between Canada and the United States in an attempt to find a neutral forum under which the studies could be conducted were unsuccessful. TCAI and TCML continued to negotiate with the EPA and U.S. Department of Justice and in June 2006, TCAI concluded a settlement agreement with the U.S. and the EPA (“Agreement”) pursuant to which it agreed to fund and conduct an RI/FS of the site under EPA supervision. TCML has guaranteed the performance of TCAI under the Agreement and TCAI placed US$20 million in escrow as financial assurance for its obligations under the Agreement. Concurrently with the execution of the Agreement, the EPA withdrew the UAO.
While the UAO was outstanding two citizens of Washington State and members of the Colville Tribe supported by the State of Washington commenced an enforcement proceeding in Federal District Court under Section 310(1)(a) of CERCLA to enforce the UAO and to seek fines and penalties against TCML for non-compliance. In September 2005, the Colville Tribe was added as an additional plaintiff and the Tribe and the State of Washington filed amended complaints in the District Court action claiming natural resource damages and cost recovery under CERCLA.
On November 11, 2004, the District Court for Eastern Washington denied a motion by TCML to dismiss the citizen’s suit. TCML’s appeal of that decision to the 9th Circuit Court of Appeal was denied in July 2006. TCML’s subsequent petition for review and reversal to the U.S. Supreme Court was denied in January 2008 and the case reverted to the District Court. The District Court has split the case into two phases. On September 19, 2008, the Court summarily dismissed all of the claims in first phase, dealing with the claims for penalties while the UAO was outstanding and attorneys’ fees and costs. The second phase, dealing with the claims for natural resource damages and costs has been deferred until there has been substantial progress on the RI/FS or it is completed.
To the knowledge of the Borrower, no human health or ecological risks associated with past activities of Teck Cominco Metals have been identified to date, for which the estimated cost of remediation would have a Material Adverse Effect on the Borrower. Until definitive studies and assessments have been conducted, however, it is not possible to assess the potential liability of the Borrower and its affiliates in respect of potential remedial obligations, natural resource damages and costs.

SCHEDULE C
SOURCES AND USES

Sources			Uses
Term Loans	$4,000,000,000		Equity purchase price	$13,368,000,000
Bridge facility	5,810,000,000	[1]	Refinance existing	336,000,000
			Fording/Elk Valley debt
Sale of Fording stake	2,549,000,000		Transaction Costs	200,000,000
Issuance of Teck shares to Fording	1,500,000,000
Cash from balance sheet	45,000,000
TOTAL SOURCES	$13,904,00,000		TOTAL USES	$13,904,000,000

[1]	Subject to reduction in accordance with Section 2.9(b)(iv).

SCHEDULE D
INTENTIONALLY DELETED

SCHEDULE E
MATERIAL SUBSIDIARIES

Equity Securities
	Form of		Owned by	Jurisdiction
	Legal	Equity Securities	Borrower and	of
Company Name	Entity	Issued & Outstanding	Material Subsidiaries	Organization
TECK COMINCO METALS LTD. (“TCML”)	Corporation	3,100 shares	3,100 (100%) held by the Borrower	Canada — Canada Business Corporations Act

COMINCO MINING PARTNERSHIP	Partnership	Partnership Units	99% held by TCML and 1% held by Cominco Nova Scotia Company (a wholly owned subsidiary of TCML)	BC

TECK COMINCO AMERICAN INCORPORATED	Corporation	1,500 common shares	1,500 (100%) held by TCAI Incorporated	USA — State of Washington

TECK COMINCO ALASKA INCORPORATED	Corporation	4,100 shares	4,100 (100%) held by Teck Cominco American Incorporated	USA — State of Alaska

HIGHLAND VALLEY COPPER PARTNERSHIP	Partnership	Partnership Units 104.091 units	81.7797units (78.6%) held by TCML 5.20450 units (5%) held by Cominco Mining Partnership 11.9023 units (11.4%) held by the Borrower 98.8865 units (95%) total[1]	BC

COMINCO HUNGARY SERVICES KFT	Corporation	Quotas	100% held by the Borrower	Hungary

TECK BASE METALS LTD.	Corporation	15,957,584 common shares	15,957,584 (100%) held by Teck Financial Corporation Ltd.	Bermuda

TECK FINANCIAL CORPORATION LTD.	Corporation	244,312,905 Class A and B shares	244,312,905 (100%) held by the Borrower	Bermuda

TCL U.S. HOLDINGS LTD.	Corporation	1,000,0001 common shares	100% held by Cominco Mining Partnership.	Canada — Canada Business Corporations Act

TCAI Incorporated	Corporation	882,081 common shares	100% held by TCL U.S. Holdings Ltd.	USA — Washington.

[1]	Balance of 5.2045 units (5%) are held by Highmont Mining Company, in which the Borrower has a 50% partnership interest.

Equity Securities
	Form of		Owned by	Jurisdiction
	Legal	Equity Securities	Borrower and	of
Company Name	Entity	Issued & Outstanding	Material Subsidiaries	Organization
Aurcay Holdings Inc.	Corporation	101,000,000 common shares	100% Borrower	Cayman Islands

Aur QB Inc.	Corporation	112,444,374 common shares	100% Aurcay Holdings Inc.	Cayman Islands

Compania Minera Quebrada Blanca S.A.	Corporation	19,805 Series A shares 2,330 Series B shares 1,165 Series C shares	17,825 Series A shares held by Aur QB Inc. (90% of Series A shares and 77.5% of total shares outstanding)(Series B and C shares held by third party).	Chile

Fording Limited Partnership	Limited Partnership	Partnership Units	99.99% Borrower 00.01% Fording ULC, a wholly-owned subsidiary of Borrower.[2]	Alberta

Teck Cominco Coal Partnership	General Partnership	Partnership Units	99.99% Borrower 0.008% Teck-Bullmoose Coal Inc. (a wholly-owned subsidiary of Borrower).	British Columbia

Elk Valley Coal Partnership	General Partnership	Partnership Units	60% Fording Limited Partnership 38.83% Teck Cominco Coal Partnership 0.134% Quintette Coal Partnership	British Columbia

Elkview Coal Limited Partnership	Limited Partnership	Partnership Units	95% Elk Valley Coal Partnership[3]	Alberta

[2]	Assumes closing of Teck/Fording transaction.

[3]	5% held by third parties.

SCHEDULE F
PERMITTED LIENS
The Borrower has a US $150 million credit facility that was assumed on the Aur Resources acquisition. The facility is fully drawn and under its terms a subsidiary, Aur QB Inc., has provided cash collateral to the lender in the amount of US $ 153 million.

SCHEDULE G
GOVERNMENTAL/REGULATORY APPROVALS
Nil.

SCHEDULE H
LITIGATION
None.

SCHEDULE I
ENVIRONMENTAL MATTERS
See Schedule B.

SCHEDULE J
INTELLECTUAL PROPERTY RIGHTS
None.

SCHEDULE K
EXISTING RESTRICTIONS/CONDITIONS
Under the Credit Agreement dated as of July 9, 2005, between Teck Cominco Alaska Incorporated (“Alaska”) and Royal Bank of Canada (the “Royal Credit Agreement”), as amended, Alaska has covenanted that it would, at the end of each of its fiscal quarters, have a Ratio of Senior Debt to Capital (as defined in the Royal Credit Agreement) of not more than 0.3 to 1.0 (Section 5(w) of the Royal Credit Agreement).

EXHIBIT A
FORM OF
ASSIGNMENT AND ACCEPTANCE
(BRIDGE CREDIT AGREEMENT)
     Reference is made to the Bridge Credit Agreement, dated as of September 30, 2008 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Teck Cominco Limited, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Lenders now or hereafter parties thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
                                               (the “Assignor”) and                                           (the “Assignee”) agree as follows:
     1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Transfer Effective Date (as defined below), a percentage interest (the “Assigned Interest”) as set forth in Schedule I in and to the Assignor’s rights and obligations under the Credit Agreement and the other Financing Documents with respect to those credit facilities provided for in the Credit Agreement as are set forth on Schedule I (individually, an “Assigned Facility”), in a principal amount for each Assigned Facility as set forth on Schedule I.
     2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, any other Financing Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Financing Document or any other instrument or document furnished pursuant thereto, other than that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim, (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any Material Subsidiary or the performance or observance by the Borrower, any of its Subsidiaries or any Material Subsidiary of any of their respective obligations under the Credit Agreement, any other Financing Document or any other instrument or document furnished pursuant thereto [, and (c) attaches the Note(s) held by it evidencing the Assigned Facilities and requests that the Administrative Agent exchange such Note(s) for a replacement Note or Notes payable to the Assignee and (if the Assignor has retained any interest in the Assigned Facilities) a replacement Note or Notes payable to the Assignor in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Transfer Effective Date)]. [Delete bracketed language if Assignor does not hold Note(s).]

     3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance, (b) confirms that it has received a copy of the Credit Agreement together with copies of the Financial Statements and/or such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance, (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Financing Documents or any other instrument or document furnished pursuant thereto, (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such power and discretion under the Credit Agreement, the other Financing Documents or any other instrument or document furnished pursuant thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto, (e) hereby affirms the acknowledgments of such Assignee as a Lender contained in Section 9.4 of the Credit Agreement, and (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including, but not limited to, its obligations pursuant to Section 9.4 of the Credit Agreement.
     4. The effective date of this Assignment and Acceptance shall be                 , 20        (the “Transfer Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to Section 9.4(d) of the Credit Agreement, effective as of the Transfer Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).
     5. Upon such acceptance and recording, from and after the Transfer Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Transfer Effective Date or accrued subsequent to the Transfer Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for the periods prior to the Transfer Effective Date or with respect to the making of this assignment directly between themselves.
     6. From and after the Transfer Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Financing Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement, but shall nevertheless continue to be entitled to the benefits of Sections 2.16, 2.18, and 9.3 thereof.

     7. Notwithstanding any other provision hereof, if the consents of the Borrower and the Administrative Agent hereto are required under Section 9.4 of the Credit Agreement, this Assignment and Acceptance shall not be effective unless such consents shall have been obtained.
     8. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.
        IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

•, as Assignor

By:
Name:
Title:

By:
Name:
Title:

•, as Assignee

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE I to the
Assignment and Acceptance
Re: Bridge Credit Agreement, dated as of September 30, 2008, among Teck Cominco Limited, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Lenders now or hereafter parties thereto
Name of Assignor:
Name of Assignee:
Transfer Effective Date of Assignment:

Percentage of
Assignor’s
Interest in
Credit	Credit		Principal Amount
Facility	Facility		of Commitments
Assigned	Assigned		Assigned
		%	$

[NAME OF ASSIGNEE]	[NAME OF ASSIGNOR]

By:	By:
Name:	Name:
Title:	Title:

By:	By:

Name:	Name:
Title:	Title:

Accepted for recording in the	Consented To:[1]
Register:

JPMORGAN CHASE BANK, N.A.,	TECK COMINCO LIMITED
as Administrative Agent

By:	By:
Name:	Name:
Title:	Title:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:

Name:
Title:

[1]	Consent of Borrower and the Administrative Agent required only to the extent stipulated in Section 9.4 of the Credit Agreement.

EXHIBIT B
BORROWING REQUEST
(BRIDGE CREDIT AGREEMENT)
TO:    JPMORGAN CHASE BANK, N.A.

RE:	Bridge Credit Agreement dated as of September 30, 2008 made between, among others, the undersigned (the “Borrower”), you, as Administrative Agent, and the lenders from time to time party thereto (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”)
          We refer to the Commitments constituted by the Credit Agreement and we hereby give you notice that on the Effective Date we wish to obtain a Borrowing in an aggregate amount equal to the entire amount of the Commitments under the Credit Facility; we will advise you of our interest rate election with respect to such Borrowing no less than four (4) Business Days prior to the Effective Date.1
          The Borrowing requested hereby is to take the form of:1
          [   ] an ABR Borrowing
          [   ] a U.S. Base Rate Borrowing
          [   ] a LIBO Borrowing
          The Interest Period in respect of the LIBO Borrowing requested hereby is ___ days.2
          We hereby certify, after due and careful investigation, that3:
(i)	each of the representations and warranties made by the Borrower in the Credit Agreement are true and correct on and as of the date hereof except to the extent that (i) any change to the representations and warranties has been disclosed to the Administrative Agent and accepted by the Required Lenders, or (ii) any representation and warranty is stated to be made as of a particular time; and

[1]	In the initial Borrowing Request to be provided pursuant to the Credit Agreement, the Borrower will not be required to advise its interest rate election for the initial Borrowing, provided that the Borrower will advise the Administrative Agent of its interest rate election with respect to such Borrowing no less than four (4) Business Days prior to the Effective Date.

[2]	This sentence is only required in the context of a Borrowing Request for a LIBO Borrowing.

[3]	This certification does not apply on conversions or rollovers, [and does not extend to the representation and warranty in Section 3.4(b) of the Credit Agreement as long as the ratings by S&P and Moody’s with respect to the Rated Debt remain at or above BBB- and Baa3, respectively, on the date of this Borrowing Request].
Note: A separate Borrowing Request must be submitted for each Type of Borrowing.

(ii)	on and as of the date hereof, no Default has occurred and is continuing.
          All terms defined in the Credit Agreement and used herein have the meanings given to them by the Credit Agreement.
          DATED:

TECK COMINCO LIMITED

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT C
COMPLIANCE CERTIFICATE
(BRIDGE CREDIT AGREEMENT)

TO:	JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement (the “Administrative Agent”)

AND TO:	The lenders from time to time parties to the Credit Agreement (the “Lenders”)
          Reference is made to the bridge credit agreement dated as of September 30, 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Teck Cominco Limited, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Lenders now or hereafter parties thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
          The undersigned, the [Chief Financial Officer] of the Borrower, in that capacity and not personally, hereby certifies that, as of the date hereof, (a) no Default or Event of Default has occurred and is continuing [Note: or, if there is an outstanding Default or Event of Default, specify the nature and status thereof and the Borrower’s proposed response thereto], (b) as at the end of the Fiscal Quarter ended [Specify last day of Fiscal Quarter], the Borrower was in compliance with each of the financial tests set forth in Article 5 of the Credit Agreement (including any financial covenants deemed by Section 5.12 of the Credit Agreement to be included in the Credit Agreement) [Note: or, if there is non-compliance, specify same], and (c) as at the end of the Fiscal Quarter ended [Specify last day of Fiscal Quarter], the aggregate total assets and the aggregate gross revenues (each calculated on a consolidated basis, without duplication, net of minority interests and excluding any assets or revenues which are excluded from the Borrower’s consolidated total assets and consolidated gross revenues as a result of adjustments upon consolidation) of its Subsidiaries that are not Material Subsidiaries do not exceed 15% of the Borrower’s consolidated total assets and consolidated gross revenues, each net of minority interests, respectively. The Borrower’s compliance with each of the financial covenants as at the end of such Fiscal Quarter is demonstrated by the figures set out on the financial covenant compliance worksheet attached hereto as Schedule A.
DATED:

Name:
Title: [Chief Financial Officer]

EXHIBIT D
SUBSIDIARY GUARANTEE
(BRIDGE CREDIT AGREEMENT)

TO:	JPMORGAN CHASE BANK, N.A.
as Administrative Agent for the Lenders under the Credit Agreement
(as each term is defined below)
[Address to come]

Attention: [___]
Facsimile: [___]
RECITALS:
A. Teck Cominco Limited (the “Debtor”), as borrower, JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”), and the various financial institutions from time to time parties thereto (such lenders, together with their respective successors and permitted assigns, being collectively referred to as the “Lenders”) are parties to a bridge credit agreement dated as of September 30, 2008 (such credit agreement, as it may be amended, supplemented or otherwise modified or restated from time to time, referred to as the “Credit Agreement”).
B. The Debtor is the holder of all of the issued and outstanding shares in the capital of Teck Cominco Metals Ltd. (the “Guarantor”).
C. It is in the interest of the Guarantor that the Lenders extend credit (or continue to extend credit) to the Debtor, and therefore the Guarantor is prepared to guarantee the obligations and liabilities of the Debtor under or in connection with the Credit Agreement and the other Financing Documents.
          For valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged by the Guarantor, the Guarantor hereby agrees in favour of the Administrative Agent (for its own benefit and for the benefit of the Lenders) as follows:
2.	Defined Terms. In this Guarantee, capitalized terms which are not otherwise defined have the respective meanings given to such terms in the Credit Agreement.

3.	Guarantee. The Guarantor hereby unconditionally and irrevocably guarantees the prompt payment and performance to the Administrative Agent (for its own benefit and for the benefit of the Lenders), forthwith upon demand by the Administrative Agent following the occurrence and during the continuance of an Event of Default, of all indebtedness, liabilities and obligations of any kind whatsoever (whether direct or indirect, joint or several, absolute or contingent, matured or unmatured) which the Debtor has from time to time incurred or is under or may hereafter incur or be under to the Administrative Agent and the Lenders (or any of them) under, in connection with or with respect to the Credit Agreement and the other Financing Documents (collectively, the “Obligations”). All amounts payable by the Guarantor hereunder will be paid to the Administrative Agent (for its own benefit and for the benefit of the Lenders) at the address of the Administrative Agent shown above or as otherwise directed in writing by the Administrative Agent. Any amounts payable by the Guarantor under this Guarantee which are not paid forthwith upon demand therefor by the Administrative Agent will bear interest from the date of such demand at the rate or rates set forth in the Credit Agreement applicable to the corresponding Obligations.

4.	Guarantee Unconditional. The obligations of the Guarantor under this Guarantee are continuing, unconditional and absolute, and without limiting the generality of the foregoing, will not be released, discharged, diminished, limited or otherwise affected by (and the Guarantor hereby consents to or waives, as applicable, to the fullest extent permitted by applicable law): (a) any extension, other indulgence, renewal, settlement, discharge, compromise, waiver, subordination or release in respect of any Obligation, security, Person or otherwise; (b) any modification or amendment of or supplement to the Obligations, including any increase or decrease in the principal, the rates of interest or other amounts payable thereunder; (c) any release, non-perfection or invalidity of any direct or indirect security for any Obligation; (d) any change in the existence, structure, constitution, name, objects, powers, business, control or ownership of the Debtor or any other Person, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Debtor or any other Person or its assets; (e) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Debtor, any of the Lenders or any other Person, whether in connection herewith or any unrelated transactions; (f) any invalidity, illegality or unenforceability relating to or against the Debtor or any provision of applicable law or regulation purporting to prohibit the payment by the Debtor of the principal or interest under the Obligations; (g) any limitation, postponement, prohibition, subordination or other restriction on the rights of the Administrative Agent or any Lender to payment of the Obligations; (h) any release, substitution or addition of any cosigner, endorser or other guarantor of the Obligations; (i) any defence arising by reason of any failure of the Administrative Agent or any Lender to make any presentment, demand for performance, notice of non-performance, protest, and any other notice (including notice of acceptance of this Guarantee, partial payment or non-payment of all or any part of the Obligations and the existence, creation, or incurring of new or additional Obligations); (j) any defence arising by reason of any failure of the Administrative Agent or any Lender to proceed against the Debtor or any other Person, to proceed against, apply or exhaust any security held from the Debtor or any other Person for the Obligations, to proceed against, apply or exhaust any security held from the Guarantor or any other Person for this Guarantee or to pursue any other remedy in the power of the Administrative Agent or any Lender whatsoever; (k) any law which provides that the obligation of a guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal obligation or which reduces a guarantor’s obligation in proportion to the principal obligation; (l) any defence arising by reason of any incapacity, lack of authority, or other defence of the Debtor or any other Person, or by reason of any limitation, postponement, prohibition on the Administrative Agent’s or any Lender’s right to payment of the Obligations or any part thereof, or by reason of the cessation from any cause whatsoever of the liability of the Debtor or any other Person with respect to all or any part of the Obligations, or by reason of any act or omission of the Administrative Agent, any Lender or any other Person which directly or indirectly results in the discharge or release of the Debtor or any other Person or all or any part of the Obligations or any security or guarantee therefor, whether by contract, operation of law or otherwise; (m) any defence arising by reason of any failure by the Administrative Agent or any Lender to obtain, perfect or maintain a perfected or prior (or any) security interest in or lien or encumbrance upon any property of the Debtor or any other Person, or by reason of any interest of the Administrative Agent or any Lender in any property, whether as owner thereof or the holder of a security interest therein or lien or encumbrance thereon, being invalidated, voided, declared fraudulent or preferential or otherwise set aside, or by reason of any impairment by the Administrative Agent or any Lender of any right to recourse or collateral; (n) any defence arising by reason of the failure of the Administrative Agent or any Lender to marshall any assets; (o) any defence based upon any failure of the Administrative Agent or any Lender to give to the Debtor or the Guarantor notice of any sale or other disposition of any property securing any or all of the Obligations or any guarantee thereof, or any defect in any notice that may be given in connection with any sale or other disposition of any such property, or any failure of the Administrative Agent or any Lender to comply with any provision of applicable law in enforcing any security interest in or lien upon any such property, including any failure by the Administrative Agent to dispose of any such property in a commercially reasonable manner; (p) any dealing whatsoever with the Debtor or other Person or any security, whether negligently or not, or any failure to do so; (q) any defence based upon or arising out of any bankruptcy, insolvency, reorganization, moratorium, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against the Debtor or any other Person, including any discharge of, or bar against collecting, any of the Obligations, in or as a result of any such proceeding; or (r) any other act or omission to act or delay of any kind by the Debtor, the Administrative Agent or any Lender or any other Person or any other circumstance whatsoever, whether similar or dissimilar to the foregoing, which might, but for the provisions of this Section 3, constitute a legal or equitable discharge, limitation or reduction of the Guarantor’s obligations hereunder (other than the payment in full of all of the Obligations). The foregoing provisions apply (and the foregoing waivers will be effective) even if the effect of any action (or failure to take action) by the Administrative Agent or any Lender is to destroy or diminish the Guarantor’s subrogation rights, the Guarantor’s right to proceed against the Debtor for reimbursement, the Guarantor’s right to recover contribution from any other guarantor or any other right or remedy.

5.	Assumption of Authority. The Administrative Agent and the Lenders are entitled to assume, notwithstanding any investigation by or on behalf of the Administrative Agent or any Lender, the power and authority of the officers, directors, agents or other persons acting or purporting to act on behalf of the Debtor or the Guarantor, and any Obligations made or created in reliance upon the exercise of such power or authority will be guaranteed hereunder.

6.	Recourse against Debtor. The Administrative Agent and the Lenders are not required to exhaust their recourse against the Debtor or others or under any other security or guarantee before being entitled to payment from the Guarantor under this Guarantee.

7.	Settlement of Accounts. Any account settled or stated between the Administrative Agent or any Lender and the Debtor will be accepted by the Guarantor as prima facie evidence that the amount thereby appearing due by the Debtor to the Administrative Agent or such Lender is so due.

8.	No Waiver. No delay on the part of the Administrative Agent or any Lender in exercising any of its options, powers or rights, or partial or single exercise thereof, will constitute a waiver thereof. No waiver of any of the Administrative Agent’s or any Lender’s rights hereunder, and no modification or amendment of this Guarantee, will be deemed to be effective unless the same will be in writing, duly signed by the Administrative Agent and the Guarantor, and each such waiver, if any, will apply only with respect to the specific instance involved, and will in no way impair the rights of the Administrative Agent and the Lenders or the liabilities of the Guarantor to the Administrative Agent and the Lenders in any other respect at any other time.

9.	Guarantee of all Credit Obtained; Indemnity. All moneys and credits in fact borrowed or obtained by the Debtor from the Administrative Agent or the Lenders under the Credit Agreement and the other Financing Documents will be deemed to form part of the Obligations notwithstanding any incapacity, disability or lack or limitation of status or power of the Debtor or of the directors, officers, employees, partners or agents thereof, or that the Debtor may not be a legal entity, or any irregularity, defect or informality in the borrowing or obtaining of such moneys or credits. If any amount in respect of the Obligations is not recoverable from the Guarantor hereunder on the basis of a guarantee, then, notwithstanding any other provision hereof, the Guarantor shall be liable hereunder as principal obligor and shall indemnify the Lenders in respect of the due payment of such amount, and shall pay such amount to the Administrative Agent (for its own benefit and for the benefit of the Lenders) after demand as herein provided.

10.	Stay of Acceleration. If acceleration of the time for payment, or the liability of the Debtor to make payment, of any amount specified to be payable by the Debtor in respect of the Obligations is stayed, prohibited or otherwise affected upon the insolvency, bankruptcy, reorganization or winding-up of the Debtor or any moratorium affecting the payment of the Obligations, all such amounts otherwise subject to acceleration or payment will nonetheless be deemed for all purposes of this Guarantee to be and to become due and payable by the Debtor and shall be payable by the Guarantor hereunder forthwith on demand by the Administrative Agent.

11.	Reinstatement. If, at any time, all or any part of any payment previously applied by the Administrative Agent or any Lender to any Obligation is or must be rescinded or returned by the Administrative Agent or such Lender for any reason whatsoever (including the insolvency, bankruptcy, or reorganization of the Debtor), such Obligation will, for the purpose of this Guarantee, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Administrative Agent or such Lender, and this Guarantee will continue to be effective or be reinstated, as the case may be, as to such Obligation, all as though such application by the Administrative Agent or such Lender had not been made.

12.	No Subrogation. Notwithstanding any payment made by the Guarantor under this Guarantee or any set-off or application of funds of the Guarantor by the Administrative Agent or any Lender, the Guarantor will have no right of subrogation to, and waives, to the fullest extent permitted by law, any right to enforce any remedy which the Administrative Agent or any Lender now has or may hereafter have against the Debtor, until all of the Obligations have been indefeasibly paid in full; and until that time, the Guarantor waives any benefit of, and any right to participate in, any security, whether real or personal property, now or hereafter held by the Administrative Agent or any Lender for the Obligations.

13.	Postponement. In case of liquidation, winding up or bankruptcy of the Debtor (whether voluntary or involuntary) or if the Debtor will make a bulk sale of any of its assets within the bulk transfer provisions of any applicable legislation or any composition with creditors or scheme of arrangement, the Administrative Agent and the Lenders will have the right to rank for their full claims and receive all dividends or other payments in respect thereof in priority to the Guarantor until the claims of each of the Administrative Agent and the Lenders have been paid in full, and the Guarantor will continue to be liable hereunder for any balance which may be owing to the Administrative Agent or any Lender by the Debtor. In the event of the valuation by the Administrative Agent and the Lenders or any of them and/or the retention thereof by the Administrative or any Lender, such valuation and/or retention will not, as between the Administrative Agent and the Guarantor, be considered as a purchase of such security, or as payment or satisfaction or reduction of the Obligations or any part thereof. The foregoing provisions of this Section 12 will not in any way limit or lessen the liability of the Guarantor under any other Section of this Guarantee.

14.	Foreign Currency Obligations. The Guarantor will make payment relative to each Obligation in the currency (the “Original Currency”) in which the Debtor is required to pay such Obligation. If the Guarantor makes payment relative to any Obligation in a currency (the “Other Currency”) other than the Original Currency (whether voluntarily or pursuant to an order or judgment of a court or tribunal of any jurisdiction), such payment will constitute a discharge of the liability of the Guarantor hereunder in respect of such Obligation only to the extent of the amount of the Original Currency which the Administrative Agent is able to purchase at Toronto, Ontario with the amount it receives on the date of receipt. If the amount of the Original Currency which the Administrative

Agent is able to purchase is less than the amount of such currency originally due to it in respect to the relevant Obligation, the Guarantor will indemnify and save the Administrative Agent harmless from and against any loss or damage arising as a result of such deficiency. This indemnity will constitute an obligation separate and independent from the other obligations contained in this Guarantee, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by the Administrative Agent and will continue in full force and effect notwithstanding any judgment or order in respect of any amount due hereunder or under any judgment or order.

15.	Taxes and Set-off by Guarantor. All payments to be made by the Guarantor hereunder will be made without set-off or counterclaim and without deduction for any Taxes, restrictions or conditions of any nature whatsoever. If at any time any applicable law, regulation or international agreement requires the Guarantor to make any such deduction or withholding from any such payment, the sum due from the Guarantor with respect to such payment will be increased to the extent, and subject to the same conditions, as provided in Sections 2.15 and 9.4(b)(v) of the Credit Agreement.

16.	Payment of Expenses; Indemnification. The Guarantor will pay on demand, and will indemnify and save the Administrative Agent and the Lenders harmless from, any and all liabilities, costs and expenses (including legal fees and expenses on a solicitor-client basis and any Taxes) incurred by the Administrative Agent and the Lenders in the enforcement of this Guarantee.

17.	Additional Security. This Guarantee is in addition and without prejudice to any security of any kind (including other guarantees) now or hereafter held by or for the benefit of the Administrative Agent and the Lenders or any of them and any other rights or remedies that the Administrative Agent might have.

18.	Set-off by Administrative Agent. If the Administrative Agent (on its own behalf and on behalf of the Lenders) has made a demand pursuant to Section 2 of this Guarantee, the Administrative Agent and any Lender may, to the fullest extent permitted by law, set-off and apply any and all deposits at any time held and other indebtedness at any time owing by the Administrative Agent or any Lender to or for the credit or the account of the Guarantor against any and all of the Obligations of the Guarantor now or hereafter existing under this Guarantee or any other Financing Document even if (a) the Obligations are contingent or unmatured, or (b) the Obligations are not in the same currency as the offsetting deposits or indebtedness which may be owing by the Administrative Agent.

19.	Release of Information. The Guarantor authorizes the Administrative Agent to provide a copy of this Guarantee and such other information as may be requested of the Administrative Agent by persons entitled thereto pursuant to any applicable legislation, and otherwise with the consent of the Guarantor.

20.	Governing Law; Attornment. This Guarantee will be governed by and construed in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein. Without prejudice to the ability of the Administrative Agent to enforce this Guarantee in any other proper jurisdiction, the Guarantor irrevocably submits and attorns to the non-exclusive jurisdiction of the courts of such Province. To the extent permitted by applicable law, the Guarantor irrevocably waives any objection (including any claim of inconvenient forum) that it may now or hereafter have to the venue of any legal proceeding arising out of or relating to this Guarantee in the courts of such Province.

21.	Successors and Assigns. This Guarantee will extend and enure to the benefit of each of the Administrative Agent and the Lenders and their respective successors and permitted assigns and will be binding upon the Guarantor and its successors and permitted assigns. The Guarantor’s obligations hereunder may not be assigned or delegated. The Administrative Agent or any Lender may from time to time, and without notice to or the consent of the Guarantor, assign or transfer all or any of the Obligations or any interest therein in accordance with the Credit Agreement; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, any such Obligation or part thereof so transferred or assigned will remain an “Obligation” for the purposes of this Guarantee and any immediate and successive assignee or transferee of any Obligation or any interest therein will, to the extent of the interest so assigned or transferred, be entitled to the benefit of, and the right to enforce, this Guarantee.

22.	Time. Time is of the essence with respect to this Guarantee and the time for performance of the obligations of the Guarantor under this Guarantee may be strictly enforced by the Administrative Agent.

23.	Severability. If any provision of this Guarantee is determined to be illegal, unconscionable or unenforceable, all other terms and provisions hereof will nevertheless remain effective and will be enforced to the fullest extent permitted by law.

24.	Communication. Any communication required or permitted to be given under this Guarantee will be in writing and will be effectively given if delivered to the applicable address and facsimile number set forth herein and if delivered in the manner provided from time to time pursuant to the Credit Agreement. Any communications so given will be deemed to have been given and to have been received as provided in the Credit Agreement.

25.	Debtor’s Financial Condition. The Guarantor is fully aware of the financial condition of the Debtor.

26.	Interpretation. Unless otherwise expressly provided in this Guarantee, if any matter in this Guarantee is subject to the consent or approval of the Administrative Agent or the Lenders or both or is to be acceptable to the Administrative Agent or the Lenders or both, such consent, approval or determination of acceptability will be in the sole discretion of the Administrative Agent or such Lenders. If any provision in this Guarantee refers to any action taken or to be taken by the Guarantor, or which the Guarantor is prohibited from taking, such provision will be interpreted to include any and all means, direct or indirect, of taking, or not taking, such action. The division of this Guarantee into sections and paragraphs, and the insertion of headings, is for convenience of reference only and will not affect the construction or interpretation of this Guarantee. Unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders. When used in this Guarantee, the word “including” (or includes) means “including (or includes) without limitation”. Any reference in this Guarantee to a “Section” means the relevant Section of this Guarantee. If more than one person executes this Guarantee, their obligations under this Guarantee are joint and several. Any reference in this Guarantee to a “person” will be deemed to include an individual, corporation, partnership, trust, unincorporated organization, government and the heirs, executors, administrators or other legal representatives of an individual. Any reference to a “business day” will be deemed to include any day which is not a Saturday, Sunday or a statutory holiday in the jurisdiction referred to in the “Governing Law; Attornment” Section of this Guarantee.

27.	Copy of Guarantee. The Guarantor acknowledges receipt of an executed copy of this Guarantee.
DATED as of September 30, 2008

TECK COMINCO METALS LTD.

Address:	By:
Name:
200 Burrard Street	Title:
Suite 600
Vancouver, BC V6C 3L9

Attention: Chief Financial Officer	By:
Facsimile: 604-640-5251	Name:
Title:

EXHIBIT E
LEGAL OPINION
(BRIDGE CREDIT AGREEMENT)
[LETTERHEAD OF LANG MICHENER LLP]
September 30, 2008
JPMorgan Chase Bank, N.A., as Administrative Agent
for the Lenders (referred to below)
- and -
Each of the Lenders from time to time parties to the
Credit Agreement (referred to below)
Re:  Teck Cominco Limited
                    We have acted on behalf of Teck Cominco Limited (the “Borrower”) and Teck Cominco Metals Ltd., in its capacity as guarantor (the “Guarantor”) in connection with a bridge credit agreement dated as of September 30, 2008 (the “Credit Agreement”) among the Borrower, JPMorgan Chase Bank, N.A., in its capacity as administrative agent (the “Administrative Agent”), and the various financial institutions from to time parties thereto (the “Lenders”), and in connection with certain other documents contemplated by the Credit Agreement.
                    This opinion is delivered pursuant to Section 4.1(b) of the Credit Agreement. All capitalized terms used but not defined in this opinion have the meanings set forth in the Credit Agreement.
                    In connection with this transaction, we have participated in the preparation of, and examined executed copies of, each of the following documents:
(a)	the Credit Agreement; and

(b)	a guarantee dated as of September 30, 2008 (the “Subsidiary Guarantee”) executed by the Guarantor in favour of the Administrative Agent and for the benefit of the Lenders.
Such documents are collectively referred to in this opinion as the “Documents”. The Borrower and the Guarantor are collectively referred to in this opinion as the “Obligors”.
We have also:

(a)	examined such statutes and regulations, public records and certificates of government officials including, without limitation, (i) a certificate of compliance for the Borrower dated ___, 2008, and (ii) a certificate of compliance for the Guarantor dated ___, 2008, in each case issued by Industry Canada;

(b)	examined copies of the articles and bylaws of the Borrower and the Guarantor certified correct and complete by officers of the Borrower and the Guarantor, respectively;

(c)	made such further examinations, investigations and searches; and

(d)	considered such questions of law,
as we have considered relevant and necessary as a basis for the opinions hereinafter expressed, provided that we have not reviewed the corporate records of the Borrower or the Guarantor other than as set forth above.
                    We have relied solely and without independent verification upon certificates (collectively, the “Officer’s Certificates”) of officers of the Borrower and the Guarantor, dated the date hereof, copies of which are attached to this opinion as Schedules “A” and “B” respectively, as to matters of fact material to the opinions expressed herein.
                    The opinions expressed herein relate only to the laws of the Province of Ontario (the “Province”) and the federal laws of Canada applicable therein at the date hereof and to the laws of the Province of Ontario only insofar as they govern the execution and delivery of the Documents, and no opinions are expressed with respect to the laws of any other jurisdiction.
                    For the purposes of the opinions expressed herein, we have assumed:
(a)	the genuineness of all signatures of all parties;

(b)	the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic or electronically transmitted copies or facsimiles thereof and the authenticity of the originals of such certified, photostatic or electronically transmitted copies or facsimiles;

(c)	the accuracy, currency and completeness of the indices and filing systems maintained by the public offices and registries where we have searched or enquired or have caused searches or enquiries to be made and of the information and advice provided to us by appropriate government, regulatory or other like officials with respect to those matters referred to herein;

(d)	that each of the parties (other than the Obligors) to each of the Documents has all requisite corporate power and capacity to execute and deliver each of the Documents to which it is a party and to exercise its rights and perform its obligations thereunder, and has taken all necessary corporate action to authorize the execution and delivery of each of the Documents to which it is a party and the exercise of its rights and the performance of its obligations thereunder;

(e)	that each of the parties (other than the Obligors) to each of the Documents has duly executed and delivered the Documents to which it is a party; and

(f)	that each of the Documents is a legal, valid and binding obligation of each of the parties thereto (other than the Obligors), enforceable against each such party by each other party thereto, in accordance with its terms.
                    For greater certainty, a specific assumption, limitation or qualification in this opinion is not to be interpreted to restrict the generality of an assumption, limitation or qualification expressed in general terms that includes the subject matter of the specific assumption, limitation or qualification.
                    Based on and subject to the foregoing and the assumptions and qualifications set out at the end of this opinion, we are of the opinion that, on the date hereof:
28.	Relying solely on the certificates of compliance referred to above and the Officers’ Certificates, the Obligors are subsisting corporations under the federal laws of Canada. Each Obligor has the corporate power and corporate capacity to own its property and assets and to carry on its business as it is now being carried on by it.

29.	Each Obligor has the corporate power and corporate capacity to execute and deliver each of the Documents to which it is a party and to exercise its rights and perform its obligations thereunder.

30.	Each Obligor has taken all necessary corporate action to authorize the execution and delivery of each of the Documents to which it is a party, and the exercise of its rights and the performance of its obligations thereunder. Each of the Documents has been duly executed and delivered by each Obligor which is a party thereto.

31.	Each of the Documents constitutes a legal, valid and binding obligation of each Obligor which is a party thereto, enforceable against each such Obligor by each other party thereto in accordance with its terms.

32.	The execution and delivery by each Obligor of each of the Documents to which it is a party, and the exercise of its rights and the performance of its obligations thereunder, do not:
(a)	violate, result in a breach of, or constitute a default under (i) any of the constating documents or by-laws of the Borrower or the Guarantor or any unanimous shareholder agreement (as such term is defined in the Canada Business Corporations Act (Canada)) binding on the Borrower or the Guarantor and of which we are aware, or (ii) any statute or regulation of the Province or any federal statute or regulation of Canada applicable therein which is applicable to the Borrower or the Guarantor; or

(b)	require any filing, registration or recording with, consent, authorization, or approval of, or notice or other action to, with or by, any governmental authority or regulatory body in the Province under the laws of the Province or the federal laws of Canada applicable therein, other than the filing of the Credit Agreement with the Borrower’s annual information form if the Credit Agreement is material to the Borrower.
                    The foregoing opinions are subject to the following assumptions and qualifications:
(a)	the enforceability of any Document may be limited by any applicable bankruptcy, insolvency, winding-up, reorganization, arrangement, moratorium or other laws affecting creditors’ rights generally;

(b)	the enforceability of any Document may be limited by general principles of equity and the obligation to act in a reasonable manner, and no opinion is expressed regarding the availability of any equitable remedy (including those of specific performance and injunction) which remedies are only available in the discretion of a court of competent jurisdiction;

(c)	the enforcement of the Documents may be limited by (i) the discretion of a court of competent jurisdiction to impose restrictions on the rights of creditors to enforce immediate payment of amounts stated to be payable on demand; (ii) rules of court procedure which affect rights, powers, privileges and remedies of creditors generally; (iii) the effect of waiver, delay, laches, estoppel or unconscionability; (iv) the effect of impossibility of performance at the time of attempted enforcement; (v) the effect of a waiver of any right by or against a person not a party to the Documents (vi) the power of the Court to relieve against forfeiture and penalties and to stay proceedings and executions; and (vii) obligations to exercise discretionary powers reasonably and in good faith;

(d)	a court is not required to treat as final, conclusive or binding those certificates and determinations which the Documents state are to be so treated;

(e)	the awarding of costs is in the discretion of a court of competent jurisdiction;

(f)	pursuant to the Currency Act (Canada), a judgment by a court in any province in Canada may be awarded in Canadian currency only and such judgment may be based on a rate of exchange in existence on a day other than the day of payment of such judgment;

(g)	any requirement in any of the Documents that interest be paid at a higher rate after than before default may not be enforceable;

(h)	any requirement that interest (as defined in the Criminal Code (Canada)) be paid at a rate which contravenes Section 347 of the Criminal Code (Canada) may not be enforceable;

(i)	no opinion is expressed regarding the enforceability of any provision of any Document which purports to provide that any portion thereof which is unenforceable may be severed without affecting the enforceability of the remaining provisions or to restrict the effect of any unenforceable provision;

(j)	no opinion is expressed regarding the enforceability of any provision of any Document which purports to waive or effect any right to notice;

(k)	no opinion is expressed regarding the enforceability of any provisions in any of the Documents to the effect that modifications, amendments or waivers of or with respect to any of the Documents that are not in writing will be ineffective;

(l)	rights of indemnity or contribution under the Documents may not be enforceable under applicable law or public policy; and

(m)	waivers of the rights to a jury trial may not be enforceable.
                    This opinion is provided solely for the benefit of each addressee of this opinion and each assignee of any such addressee, in connection with the transactions described herein. This opinion may not be relied upon by anyone else or used for any other purpose, without our prior written consent.

Yours very truly, LANG MICHENER LLP
Encl.

Schedule “A” to the Opinion dated September 30, 2008
Borrower’s Officer’s Certificate
[TO BE COMPLETED]

Schedule “B” to the Opinion dated ________, 2008
Guarantor’s Officer’s Certificate
[TO BE COMPLETED]

-i-

(continued)
-ii-

(continued)
-iii-

(continued)
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